                               Asset Purchase Agreement
                                        among
                      McGregor Corporation, Winston Mills, Inc.
                          Anvil Knitwear (Del.), Inc., Anvil
                       Knitwear, Inc. and Anvil Holdings, Inc.

                                  TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1   DEFINITIONS........................................................1
ARTICLE 2   PURCHASE AND SALE OF ASSETS.......................................32
     2.1    Purchase and Sale.................................................32
     2.2    Assumption of Liabilities and Obligations.........................36
     2.3    Assignment of Contracts...........................................38
     2.4    Purchase Price....................................................39
     2.5    Adjustment of Cash Purchase Price; Estimate.......................39
     2.6    Closing...........................................................45
     2.7    Deliveries at the Closing.........................................45

ARTICLE 3   REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES............47
     3.1    Organization and Good Standing of the Companies...................47
     3.2    Interests in the Assets...........................................48
     3.3    Capital Stock of Anvil Knitwear (Del.), Inc.......................48
     3.4    Authority, Approvals and Consents.................................49
     3.5    Financial Statements..............................................51
     3.6    Absence of Material Adverse Change: Conduct of Business...........52
     3.7    Legal Matters.....................................................53
     3.8    Contracts.........................................................55
     3.9    Employees.........................................................57
     3.10   Employee Benefit Plans............................................58
     3.11   Intellectual Property.............................................60
     3.12   Brokers...........................................................61
     3.13   Permits...........................................................62
     3.14   Environmental Representation......................................62
     3.15   Undisclosed Liabilities...........................................64
     3.16   Business of Anvil Knitwear (Del.), Inc............................65
     3.17   Taxes.............................................................66
     3.18   No Other Representations or Warranties............................66
     3.19   Affiliate Transactions............................................66
     3.20   Payments from Anvil s.r.o.........................................67

ARTICLE 4   REPRESENTATIONS AND WARRANTIES REGARDING BUYER....................67
     4.1    Organization and Good Standing of Buyer...........................68
     4.2    Authority, Approvals and Consents.................................68
     4.3    Brokers...........................................................70
     4.4    Litigation........................................................70
     4.5    Business of Holdings..............................................70
     4.6    Holdings Stock....................................................70
     4.7    Organization and Good Standing of Holdings........................70


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     4.8    Holdings Authority to Execute and Perform Stockholders'
            Agreement, Seller Note, etc.......................................71
     4.9    Capitalization, Ownership of Holdings.............................73
     4.10   Commitment Letter.................................................73
     4.11   Title Insurance...................................................73

ARTICLE 5   COVENANTS.........................................................74
     5.1    Access; Confidentiality...........................................74
     5.2    Announcements.....................................................75
     5.3    Conduct of Business Prior to the Closing..........................75
     5.4    Consent; Cooperation..............................................77
     5.5    [Intentionally Left Blank]........................................79
     5.6    Hart-Scott-Rodino.................................................79
     5.7    Further Assurances................................................79
     5.8    Allocation of Purchase Price......................................79
     5.9    Retention of Books and Records....................................79
     5.10   Tax Matters.......................................................81
     5.11   Employees.........................................................83
     5.12   Notice of Developments............................................87
     5.13   Exclusivity.......................................................88
     5.14   Confidentiality Non-Solicitation..................................89
     5.15   BNY Factoring Agreement...........................................90
     5.16   Buyer's Financing and Title Insurance.............................90
     5.17   [Intentionally Left Blank]........................................91
     5.18   Stockholder's Agreement...........................................91
     5.19   Guaranty Agreement................................................91
     5.20   Business Interruption Insurance...................................91
     5.21   SEC...............................................................92
     5.22   Taxes.............................................................93
     5.23   Computation of Workers' Compensation Reserve......................93
     5.24   Special Procedures in Respect of Certain Environmental
            Liabilities.......................................................94
     5.25   Revision to Schedule..............................................95
     5.26   Workers' Compensation.............................................97

ARTICLE 6   CONDITIONS TO THE OBLIGATIONS OF BUYER............................97
     6.1    Representations and Warranties; Covenants.........................97
     6.2    Authorization; Consents; Other Matters............................98
     6.3    Instruments of Transfer...........................................98
     6.4    Certificates......................................................99
     6.5    Opinion of Counsel................................................99
     6.6    Financing.........................................................99
     6.7    Title Insurance and Surveys.......................................99
     6.8    Employment Matters...............................................100

ARTICLE 7   CONDITIONS TO THE OBLIGATION OF THE SELLERS......................101
     7.1    Representations and Warranties; Covenants........................101
     7.2    Authorization; Consents..........................................102


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     7.3    Certificates.....................................................102
     7.4    Instruments of Assumption........................................102
     7.5    Opinion of Counsel...............................................103

ARTICLE 8   TERMINATION......................................................103
     8.1    Termination......................................................103
     8.2    Effect of Termination............................................105
     8.3    Buyer's Knowledge of Sellers' Breach.............................109
     8.4    Sellers' Right to Cure...........................................110

ARTICLE 9   SURVIVAL AND INDEMNIFICATION.....................................111
     9.1    Survival of Representations, Warranties and Covenants............111
     9.2    The Sellers' Indemnification.....................................112
     9.3    Buyer's Indemnification..........................................119
     9.4    Claims by Third Parties..........................................122
     9.5    Environmental Identification Procedures..........................129

ARTICLE 10  MISCELLANEOUS....................................................140
     10.1   Expenses.........................................................140
     10.2   Headings.........................................................141
     10.3   Notices..........................................................141
     10.4   Assignment.......................................................142
     10.5   Entire Agreement.................................................143
     10.6   Amendment; Waiver................................................143
     10.7   Counterparts.....................................................144
     10.8   Governing Law....................................................144
     10.9   Severability.....................................................144
     10.10  Consent to Jurisdiction..........................................144
     10.11  Third Person Beneficiaries.......................................145
     10.12  Representations and Warranties; Schedules........................145
     10.13  Arbitration......................................................146


SCHEDULES

Schedule 1.1(i)    -    Assumed Contracts
Schedule 1.1(ii)   -    Balance Sheet
Schedule 1.1(iii)  -    Employee Benefit Plans
Schedule 1.1(iv)   -    Environmental
Schedule 1.1(vi)   -    Licensed Intellectual Property
Schedule 1.1(vii)  -    Licenses and Permits
Schedule 1.1(ix)   -    Permitted Liens
Schedule 1.1(xi)   -    Owned Facilities
Schedule 2.1(viii) -    Vehicles
Schedule 2.4       -    Holdings Assets
Schedule 2.5(a)(i) -    Adjustment Statement
Schedule 2.7(b)(iii)-   Holdings Stock
Schedule 3.2(a)    -    Fixed Assets
Schedule 3.4       -    Authority, Approvals and Consents


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Schedule 3.5       -    Financial Statements
Schedule 3.6       -    Material Changes
Schedule 3.7(a)    -    Litigation
Schedule 3.7(b)    -    Non-Compliance
Schedule 3.8       -    Material Agreements
Schedule 3.9       -    Employee Compensation
Schedule 3.11      -    Infringement
Schedule 3.19      -    Affiliate Transactions
Schedule 4.2       -    Contraventions
Schedule 4.3       -    Buyer Commissions
Schedule 4.8       -    Holdings Contraventions
Schedule 4.9       -    Pro Forma Capitalization of Holdings
Schedule 5.23      -    Workers' Compensation Methodology
Schedule 6.2       -    Authorization; Consents of Seller
Schedule 6.7       -    Title Insurance Requirements
Schedule 7.2       -    Authorization; Consents of Buyer


EXHIBITS

EXHIBIT A          Form of  General Conveyance, Bill of Sale and Assignment
EXHIBIT B          Form of Assignment and Assumption Instruments
EXHIBIT C          [Intentionally Omitted]
EXHIBIT D          Form of Deed
EXHIBIT E          Form of Trademark Assignment
EXHIBIT F          Stockholders, Agreement Term Sheet
EXHIBIT G-1        Culligan Guaranty
EXHIBIT G-2        Vestar Guaranty
EXHIBIT H          Form of Seller Note
EXHIBIT I          Commitment Letter
EXHIBIT J-1        Willkie Farr & Gallagher Opinion
EXHIBIT J-2        Kirkland & Ellis Opinion

                               ASSET PURCHASE AGREEMENT

    THIS AGREEMENT dated this 29th day of December, 1994, among McGregor Corporation, a corporation formed under the laws of the State of New York ("McGregor"), Winston Mills, Inc., a corporation formed under the laws of the State of Delaware ("Winston Mills", and together with McGregor, each a "Seller" and collectively the "Sellers"), Anvil Knitwear (Del.), Inc., a corporation organized under the laws of Delaware, Anvil Knitwear, Inc., a corporation formed under the laws of the State of Delaware ("Buyer"), and Anvil Holdings, Inc. a corporation organized under the laws of the State of Delaware ("Holdings").

    WHEREAS, the Sellers desire to sell, and the Buyer and Holdings, together, desire to purchase, all of the Sellers, assets comprising their Anvil Knitwear division, which designs, manufactures and markets casual knitwear and athletic wear, on the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

    1.1 In this Agreement (including the recitals hereto) and in the Schedules and Exhibits hereto, except as expressly provided or as the context otherwise requires:

         "Accountant" shall mean one of the six major independent certified public accounting firms in the United States.

         "Accounts Receivable" means the accounts receivable of the Sellers occurring in the conduct of the Business including subject to Section 5.15 hereof amounts due from BNY Financial Corporation in respect of such accounts receivable.

         "Adjustment Statement" shall have the meaning assigned such term in
Section 2.5(a)(i) hereof.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

         "Affiliated Group" means an affiliated group as defined in Section 15O4 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law, including Section 1563 of the Code solely for the purpose of determining employee benefit Liabilities).

         "Agreement" means this agreement, including all recitals, Schedules and Exhibits hereto.


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

         "Another Transaction" shall have the meaning assigned to such term in
Section 5.13 hereof.

         "Anvil Knitwear (Del.), Inc." means Anvil Knitwear (Del.), Inc., a Delaware corporation.

         "Anvil s.r.o." means Anvil s.r.o., a corporation organized under the laws of the Czech Republic.

         "Apollo" means Apollo E Partners, L.P., a limited partnership.

         "Appraisal" shall have the meaning assigned such term in Section 5.8 hereof.

         "Arbitrator" shall have the meaning assigned to such term in Section 9.2(a) hereof.

         "Asheville Property" means all real property owned by Winston Mills located in Swannanoa, North Carolina.

         "Assets" shall have the meaning assigned to such term in Section 2.1 hereof.

         "Associate" used to indicate a relationship with any Person means (A) any corporation, partnership, joint venture or other entity of which such Person is an officer or general partner or is, directly or indirectly, through one or more intermediaries, the owner of 10% or more of (1) any class or type of equity securities or other profits interest or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise, and (B) any trust or other estate in which such Person has a substantial beneficial interest or as to

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

which such Person serves as trustee or in a similar fiduciary capacity.

         "Assumed Contracts" means all contracts, agreements, leases, licenses, instruments and legal commitments of the Sellers relating primarily to the Business or otherwise used in the conduct of the Business as it is presently conducted, except those relating solely to Excluded Liabilities, which Assumed Contracts shall specifically include, without limitation, all the Material Agreements, Leases, Purchase Orders and Sales Orders, contracts related to the Employee Benefit Plans which are welfare plans, service contracts, distribution agreements and all contracts, agreements, leases, licenses, instruments and legal commitments of the Sellers listed in Schedule 1.1(i).

         "Assumed Liabilities" shall have the meaning assigned to such term in
Section 2.2 hereof.

         "Astrum" means Astrum International Corporation, a Delaware corporation.

         "Aynor Property" means all real property owned by McGregor Corporation located in Aynor, South Carolina.

         "ENY" means BNY Financial Corporation.

         "BNY Factoring Agreement" shall mean the Factoring Agreement dated January 21, 1986, as amended, between McGregor and Irving Commercial Corporation (now known as BNY).


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

         "Balance Sheet" means the combined balance sheet of the Business as of October 1, 1994, which is set forth in column I of Schedule 1.1(ii) hereto.

         "Balance Sheet Net Assets" means $63,000,000.

         "Balance Sheet Net Asset Statement" means the statement of net assets of the Business as of October 1, 1994, set forth in column IV of Schedule 1.1(ii) hereto giving effect to the adjustments to the Balance Sheet set forth in columns II and III of Schedule 1.1(ii) hereto.

         "Basis" means any past or present fact, situation, circumstance, status, condition activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that is, as of the date of determination, the primary cause of any specified consequence.

         "Basket" shall have the meaning assigned to such term in Section 9.2(c)(iii) hereof.

         "Breach Notice" shall have the meaning assigned to such term in
Section 8.3 hereof.

         "Burr Ridge" shall have the meaning assigned to such term in Section
5.26 hereof.

         "Business" means the business of the Sellers, Anvil Knitwear division which designs, manufactures and markets casual knitwear and athletic wear excluding any operation, division or other aspect of the Business that was sold, transferred, terminated, discontinued or otherwise ceased to be operated by the Sellers prior to the date hereof.

         "Business Day" means any day that is not a Saturday, Sunday, or any other day on which banks in the State of New York are authorized or required by law to close.

         "Business Employees" shall have the meaning assigned to such term in
Section 5.11(a) hereof.

         "Buyer" shall have the meaning assigned to such term in the first paragraph of the Agreement.

         "Buyer Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, liabilities, operating results or financial condition of Buyer or Holdings or (b) Buyer's ability to execute and deliver this Agreement, the ability of Holdings to execute and deliver the Seller Note or Stockholders' Agreement or the ability of either of Buyer or Holdings to perform its obligations hereunder or thereunder.

         "Buyer's Retirement Plans" shall have the meaning assigned to such term in Section 5.11(b) hereof.

         "Buyer's Welfare Plans" shall have the meaning assigned to such term in Section 5.11(b) hereof.

         "Cash Purchase Price" shall have the meaning assigned to such term in
Section 2.4 hereof.

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

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as same may be amended, 42 U.S.C. Section 9601 ET SEQ.

         "Closing" means the closing of the purchase and sale of the Assets pursuant to this Agreement.

         "Closing Date" means the date on which the Closing occurs, as determined by Section 2.6 of this Agreement.

         "Closing Date Balance Sheet" means an audited combined balance sheet of the Business as of the Closing Date, prepared by McGregor in accordance with GAAP consistently applied with the Balance Sheet.

         "Closing Date Combined Net Assets" means (i) combined total assets of the Business minus (ii) combined total liabilities of the Business, computed by making adjustments to the Closing Date Balance Sheet consistent with the adjustments made to the Balance Sheet to give rise to the Balance Sheet Net Asset Statement; PROVIDED, that Closing Date Combined Net Assets shall not include the amount recorded as an investment in Anvil Knitwear (Del.), Inc., and Closing Date Combined Net Assets shall not include Excluded Assets or Excluded Liabilities but shall include all Taxes (except for income Taxes) accrued in accordance with GAAP.

         "Closing Date Combined Net Asset Statement" means a statement showing the computation of Closing Date Combined Net Assets by making adjustments to the Closing Date Balance Sheet consistent with the adjustments made to the Balance Sheet to give rise to the Balance Sheet Net Asset Statement (except as otherwise provided in the definition of Closing Date Combined Net Assets); PROVIDED, that, notwithstanding GAAP, the reserve in respect of workers' compensation shall be calculated in accordance with Section 5.23 hereof.

         "Closing Deliveries" means the deliveries specified by paragraph 2.7 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment Letter" means the commitment letter executed by NationsBank on November 29, 1994 with respect to financing the purchase by Buyer and Holdings of the Assets and the Special Assets.

         "Companies" means, collectively, McGregor, Winston Mills and Anvil Knitwear (Del.), Inc.

         "Confidentiality Agreement" means the Confidentiality Agreement among Vestar Equity Partners, L.P. and Sellers dated June 29, 1994.

         "Confidential Information" shall have the meaning ascribed to such term in the Confidentiality Agreement.

         "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

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

         "Consultation Period" shall have the meaning assigned to such term in
Section 9.2(a) hereof.

         "Culligan" means Culligan International Company, a Delaware corporation.

         "Culligan Guaranty" means the Guaranty Agreement executed by Astrum and Culligan International Company on the date hereof, a copy of which is attached hereto as Exhibit G-1.

         "CVC" means Citicorp Venture Capital, Ltd.

         "Czech Consents" shall have the meaning assigned to such term in
Section 2.1(c)(A) hereof.

         "Denial Notice" shall have the meaning assigned to such term in
Section 9.5(b) hereof.

         "Determination Notice" shall have the meaning assigned to such term in
Section 9.2(a) hereof.

         "Determination Period" shall have the meaning assigned to such term in
Section 9.2(a) hereof.

         "Direct Claim" shall have the meaning assigned to such term in Section 9.5(b) hereof.

         "Disclosure Schedule" shall have the meaning assigned to such term in the preamble to Article 3 hereof.

         "Election" shall have the meaning assigned to such term in Section 5.10(c) hereof.

         "Employee Benefit Plans" means pension, profit sharing, incentive, savings, bonus, deferred compensation, health and insurance plans, programs or policies, including, but not limited to, all employee benefit plans, as such term is defined in Section 3(3) of ERISA, that are currently maintained by McGregor or Winston Mills for the benefit of McGregor's or Winston Mills's employees, respectively, whose employment relates primarily to the Business, or their dependents, or under which any past or present employee of McGregor or Winston Mills whose employment relates or related primarily to the Business has any present or future rights to benefits, as set forth in Schedule 1.1(iii) of the Disclosure Schedule.

         "Environmental Arbitrator" shall have the meaning assigned to such term in Section 9.5(b) hereof.

         "Environmental Lien" means a Lien, either recorded or unrecorded, in favor of any Governmental Authority relating to any Liability arising under Environmental Requirements.

         "Environmental Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law, in each case concerning pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimate" shall have the meaning assigned to such term in Section 2.5(b) hereof.

         "Excluded Assets" shall mean only (i) all of the Sellers, right, title and interest in and to all agreements, arrangements or understandings that do not constitute Assumed Contracts;

         (ii) corporate seal, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence or share capitalization of each Seller;

         (iii) prepaid expenses to the extent such expenses relate exclusively to Excluded As sets or that are not transferable to Buyer for future periods;

         (iv) tax accounts reflected as assets on the books of the Sellers and all rights in and to any and all tax refunds and credits other than tax accounts for which Buyer is assuming the corresponding liability;

         (v) all rights of set-off, counterclaim and defenses to the extent such rights of set-off, counterclaim and defenses relate exclusively to Excluded Liabilities;

         (vi) all sums due to either Seller from the other Seller or from any Affiliate of the Sellers (other than Anvil s.r.o.);

         (vii) all cash of Sellers not expressly transferred to Buyer hereunder; and

         (viii) subject to Section 2.1(c) hereof, the Subsidiary Stock.

         "Excluded Liabilities" shall mean all Liabilities of the Sellers (except as otherwise provided in clause (xi) and clause (xiv) (which clause
(xiv) shall treat Anvil Knitwear (Del.), Inc. as if it were a Seller) of this definition) (i) pursuant to this Agreement, (ii) relating to all income Taxes of the Sellers and all other Taxes except, with respect to such other Taxes, to the extent reflected in the Final Adjustment Amount, (iii) relating exclusively to Excluded Assets, (iv) resulting from claims of the Pension Benefit Guaranty Corporation, to indemnify any Person by reason of the fact that such Person was a director or officer of any of the Companies or was serving at the request of any Company, except to the extent the primary liability to which such indemnification relates is assumed by Buyer under this Agreement, (vi) related to costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vii) under any Tax sharing agreement to which the Sellers are a party, (viii) attributable to, or the existence of which would constitute, a breach of any representation or warranty or covenant made by the Sellers hereunder but only to the extent the Sellers have Liability in respect of such breach under
Article 9 hereof, (ix) related to any costs, fees or expenses (including attorney's fees incurred by or on behalf of the Sellers) incurred or arising in connection with the termination of the BNY Factoring Agreement, (x) in respect of any Indebtedness of the Sellers, (xi) subject to Section 5.24 hereof, with respect to matters, set forth in Schedule 1.1(iv) of the Disclosure Schedule without regard to whether such Liabilities accrue to the Buyer or the Companies, (xii) resulting from severance payments to employees of the Sellers that result from the sale, pursuant to this Agreement, of the Business, PROVIDED, that the Buyer does not take any action not contemplated by this Agreement to cause such severance payments to be required, (xiii) resulting from any offsite (I.E. real property other than the Owned Facilities or Leased Facilities) treatment, storage, disposal or management of Hazardous Substances (or any arrangement for offsite treatment, storage, disposal or management of Hazardous Substance) on or prior to the Closing Date by or attributed to Sellers, the Business, or the Owned Facilities or the Leased Facilities, (xiv) resulting from the Sellers, affiliation (whether as a subsidiary, combined, consolidated or unitary group member or otherwise) (on or before the Closing Date (or, with respect to Anvil Knitwear (Del.), inc. on or before the Second Closing

Date)) with any other Person (other than Anvil s.r.o.), (xv) resulting from the employment of any employee who is not a Transferred Business Employee,
(xvi) resulting from any operation, division or other aspect of the Business that was sold, transferred, terminated, discontinued or otherwise ceased to be operated by the Sellers prior to the date hereof, (xvii) resulting from sums due from either Seller to the other Seller or to any Affiliate of the Sellers, and (xviii) resulting from the ownership, operation, assets or liabilities of Anvil s.r.o. or Anvil Knitwear (Del.), Inc.; PROVIDED, that Liabilities (other than with respect to income Taxes or Transfer Taxes) described in this clause (xviii) that result from the sale or transfer of the Special Assets that would not have been incurred had the Special Assets not been so sold or transferred but the capital stock of Anvil Knitwear (Del.), Inc. was sold and transferred shall not be Excluded Liabilities.

         "Final Adjustment Amount" shall have the meaning assigned such term in
Section 2.5(a)(iii) hereof.

         "Financial Statements" shall have the meaning assigned to such term in
Section 3.5 hereof.

         "Financing" shall have the meaning assigned to such term in Section
6.6 hereof.

         "Finished inventory" shall mean the Sellers, finished products relating to the Business, wherever located.

         "GAAP" means United States generally accepted accounting principles as in effect on the date on which the document to which it refers relates, and in respect of the Closing Date Balance Sheet, as in effect on October 1, 1994, applied on a consistent basis.

         "Gibson Property" means all real property owned by McGregor Corporation located in Gibson, North Carolina.

         "Governmental Approval" means any Consent of or with any Governmental Authority.

         "Governmental Authority" means any nation or government, and any state or political subdivision thereof; any self-regulatory organization acting under color of authority granted under any Legal Requirement; and any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any domestic, state, county, city or other political subdivision thereof.

         "Guaranty Agreement" shall have the meaning assigned to such term in
Section 5.19 hereof.

         "Hazardous Substance" means any substance so designated pursuant to CERCLA, petroleum and any similar substance with respect to which liabilities or standards of conduct are imposed pursuant to Environmental Requirements.

         "Holdings" shall have the meaning assigned to such term in the first paragraph of this Agreement.

         "Holdings Stock" means the shares of common stock and preferred stock of Holdings issued prior to or issuable at the Closing, including, without limitation, such shares issuable to Culligan pursuant to the terms of this Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding trade payables incurred in the Ordinary Course of Business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles, (iv) all obligations of such Person, excluding trade payables incurred in the Ordinary Course of Business, to pay a specified purchase price for goods or services, whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (v) all obligations under any interest rate protection, hedging agreement or any other similar type of agreement entered into with any Person, (vi) all obligations of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations, whether or not contingent, of any other Person in any manner, whether directly or indirectly, and (vii) all Indebtedness of the types described in clause
(i) through (vi) of this definition secured by any Lien on any property owned by such Person whether or not such Indebtedness has been assumed by such Person, but Indebtedness shall exclude obligations arising under futures contracts relating to the purchase of goods or materials used in the Business.

         "Indemnitee" shall have the meaning assigned to such term in Section 9.4(b).

         "Indemnitor" shall have the meaning assigned to such term in Section 9.4(b).

         "Intellectual Property" means all (i) patents, letters patent, design patents, patent applications, design patent applications, inventions (whether or not patent applications have been filed), or designs (whether or not patent applications have been filed) (ii) trademarks, service marks, trade names (whether registered or unregistered), logos, symbols or brands, (iii) copyrights (whether registered or unregistered) and any applications therefor and (iv) know-how, trade secrets, formulae, research and development data, new product research data and manufacturing processes, technology, discoveries and unpatented inventions, (v) computer software or other intellectual property, in each case owned by McGregor or Winston Mills and used in the conduct of the Business as presently conducted, including, without limitation, such intellectual property listed on Schedule 1.1(vi) hereto.

         "Inventory" means Finished Inventory and Other Inventory.

         "Key Transferred Employee" means any of William Turner, Bernard Geller, Anthony Corsano, Jacob Hollander or Patrick Branchizio.

         "Kings Mountain Property" means all the real property owned by McGregor Corporation located in Kings Mountain, North Carolina.

         "Knowledge of the Sellers" (or words of similar meaning) means the actual knowledge of Joseph Dempsey, Gregory Hunt and all other natural persons who are members of management of Astrum and/or McGregor but are not members of management or employees of the Business after the Closing.

         "Leased Facilities" means the Mullins Leasehold and the New York
Offices.

         "Leases" means all leases of real, personal or intangible property used primarily in the Business under which either Seller is lessee or lessor (or sublessee or sublessor), together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, license permits, deposits and profits appurtenant to or related to such leases and subleases.

         "Legal Requirements" in respect of any Person means all (a) constitutions, treaties, statutes, laws (excluding the common law), ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliqidated, and whether due or to become due), including any liability for Taxes.

         "LIBOR" means the one-month London interbank offered rate.

         "Licensed Intellectual Property" means (i) patents, letters patent, design patents, patent applications, design patent applications, inventions (whether or not patent applications have been filed), or designs (whether or not patent applications have been filed), (ii) trademarks, service marks, trade names (whether registered or unregistered), trade dress, logos, symbols or brands, (iii) copyrights (whether registered or unregistered) and any applications therefor, (iv) know-how, trade secrets, formulae, research and development data, new product research data and manufacturing processes, technology, discoveries and unpatented inventions and (v) computer software, or other intellectual property in each case not owned by McGregor or Winston Mills and used in the conduct of the Business as it is presently conducted, including, without limitation, such intellectual property identified as Licensed Intellectual Property on Schedule 1.1(vi) hereto.

         "Licenses and Permits" means all Governmental Authority permits, authorizations and licenses which are held by any Seller relating to the Business that it has the ability to convey to Buyer either (i) without the consent of any Person or (ii) if the consent of any Person is required, as long as such consent has been obtained, including, without limitation, those described in Schedule 1.1(vii) hereto.

         "Lien" means any encumbrance, charge, security interest, mortgage, pledge, hypothecation, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant running with the land, encroachment, voting trust agreement, option, right of first offer or refusal, proxy or lien, including but not limited to such Liens as may arise under any contracts.

         "Losses" means, in respect of Buyer or either Seller, any and all losses, Liabilities, damages (including consequential damages), fines, penalties, fees, lost profits, amounts paid in settlement, Taxes, costs (including costs of investigation or enforcement), expenses and claims (including, without limitation, interest, reasonable fees and disbursements of counsel, witness fees and court costs, but excluding compensation paid to employees of Buyer or the Sellers or their respective Affiliates, as the case may be), but excluding any punitive or exemplary damages except to the extent payable to third parties PROVIDED, HOWEVER, that Losses shall exclude any lost profits or consequential damages resulting from Losses related to matters disclosed in the Phase I Environmental Assessments or listed on Schedule 1.1 (iv) in respect of structures built after the Closing Date (other than (x) industrial structures built as a result of Legal Requirements or (y) replacement structures to the extent built over substantially the same footprint of structures existing on the Closing Date); PROVIDED, that in putting such structures (whether described in clause (x) or (y) above) in place, Buyer used reasonable efforts to avoid incurring or causing any Losses that might adversely affect the Sellers under the terms of this Agreement.

         "Management Group" means each of Anthony Corsano, Bernard Geller, Jacob Hollander and William Turner.

         "Material Adverse Effect" means, with respect to the Business, a material adverse effect on the business, operations, assets, Liabilities, operating results, or financial condition of the Business and, with respect to the Sellers, a material adverse effect on the ability of either of the Sellers to execute and deliver this Agreement and the Stockholders' Agreement and perform its obligations hereunder and thereunder.

         "Material Agreement" means each Seller Agreement that is material to the operations, assets or financial condition of the Business.

         "Materiality Condition" shall have the meaning assigned to such term in Section 9.2(h) hereof.

         "McGregor" shall have the meaning assigned to such term in the first paragraph of this Agreement.

         "McGregor's Savings Plan" shall have the meaning assigned to such term in Section 5.11(e) hereof.

         "Minimum Claim Amount" shall have the meaning assigned to such term in
Section 9.2(c)(ii) hereof.

         "Mullins Leasehold" means the manufacturing plant leased by McGregor and located in Mullins, South Carolina.

         "Mullins Property" means all real property owned by McGregor located in Mullins, South Carolina.

         "Net Insurance Recovery" shall mean any insurance proceeds recovered in respect of Losses less, in the case of all insurance other than title insurance, 150% of the annual premium paid in the most current fiscal year in respect of such insurance but shall not include any proceeds under any insurance policy pursuant to which premiums are normally adjusted to reimburse the insurer for any material part of proceeds paid out in previous years.

         "New York Offices" means the office space leased by McGregor and located at 228 E. 45th Street, New York, New York.

         "Non-Exclusion Notice" shall have the meaning assigned to such term in
Section 5.24(a) hereof.

         "Notice of Disagreement" shall have the meaning assigned to such term in Section 9.2(a) hereof.

         "Objection Period" shall have the meaning assigned such term in
Section 2.5(a)(ii) hereof.

         "Onsite Remedial Action" means any investigatory, remedial, cleanup, corrective or compliance action undertaken after the Closing Date pursuant to Environmental Requirements at, on, or with respect to conditions emanating or migrating from, the owned Facilities or the Leased Facilities, for which indemnification is provided under this Agreement.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice in the Business.

         "Other Inventory" means all the raw materials, work in progress and inventoriable supplies, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers, or employees' premises on consignment, in each case, which are used or held for use by the Sellers in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Sellers against suppliers of such inventories.

         "Owned Facilities" means the Asheville Property, the Aynor Property, the Gibson Property, the Kings Mountain Property, the Red Springs Property, the Whiteville Property and the Mullins Property, a legal description of each of such Owned Facilities is attached hereto as Schedule 1.1(xi) of the Disclosure Schedule.

         "PBGC Agreements" means the McCrory and Schenley Pension Plan Interim extension Agreements dated May 12, 1993 among the Pension Benefit Guaranty Corporation and McGregor and certain Affiliates of the Sellers.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii ) any statutory encumbrance arising in the Ordinary Course of Business by operation of law with respect to a Liability that is not yet due or delinquent, (iii)(x) with respect to any Owned Facilities, Leased Facilities, Leases and any personal property whose depreciated book value on the Closing Date individually exceeds $100,000, those matters that do not, in the aggregate, (A) interfere in any material respect with access to, or the use or occupancy of, any such real or personal property as used or occupied on the date hereof or (B) materially affect the commercial value of such real or personal property as used or occupied on the date hereof, and (y) with respect to any personal property whose depreciated book value on the Closing Date individually equals $100,000 or less, any imperfection of title or similar Lien that, individually or in the aggregate with other such Liens on such property, has not caused, and would not be reasonably expected to have caused, a Material Adverse Effect, (iv) Liens that are set forth on Schedule 1.1(ix) hereto, and (v) any Lien resulting from or related to (a) the BNY Factoring Agreement, (b) the PBGC Agreements, (c) the Amended and Restated Credit Agreement, dated as of November 30, 1993, among Samsonite Corporation, Culligan International Company, McGregor and American Tourister, Inc., as borrowers, and the banks party thereto from time to time, Citicorp USA, Inc. and The First National Bank of Boston, as co-agents, and the Citicorp USA, Inc., as administrative agent and the Security Agreement defined therein or otherwise in respect of Indebtedness and (d) any consensual liens, PROVIDED, that the Liens described in this clause (v) shall not be deemed Permitted Liens on the Closing Date; (vi)(A) any Liens that are listed as exceptions on Schedule B to any title insurance reports relating to the owned Facilities provided to Buyer and included as part of Schedule 1.1(ix) to the Disclosure Schedule and (B) any other Liens that first appear as exceptions to such Schedule B following the delivery of the Title Report except such other Liens that are caused by any act or omission of Seller; (vii) any state of facts in addition to matters included as part of Schedule 1.1(ix) to the Disclosure Schedule that an accurate survey would disclose, provided, that each difference shown on such new survey from that included in the surveys included on Schedule 1.1(ix) to the Disclosure Schedule shall not (A) render title unmarketable,
(B) materially interfere with access to or the use or occupancy of any such real property as used or occupied on the date hereof, or (C) materially affect the commercial value of such real property as used or occupied on the date hereof, and (viii) any Liens with respect to any Leased Facilities or Leases that arise out of (A) the rights of any landlords (or any creditors thereof) under any Lease, (B) fee mortgages or (C) other Liens affecting such properties not created by act or omission of the Sellers.

         "Person" means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, limited liability company, any other unincorporated organization or entity, or any governmental entity or any department, political subdivision or agency thereto.

         "Phase I Environmental Assessments" means the Phase I Environmental Assessment of the Kings Mountain Property prepared by Professional Service Industries, Inc. ("PSI") and dated October 20, 1994; the Phase I Environmental Assessment of the Aynor Property prepared by PSI and dated October 19, 1994; the Phase I Environmental Assessment of the Whiteville Property prepared by PSI and dated October 26, 1994; the Phase I Environmental Assessment of the Mullins Property prepared by PSI and dated October 28, 1994; the Phase I Environmental Assessment OIL the Gibson Property prepared by PSI and dated October 26, 1994; the Preliminary Site Assessment Report of the Red Springs Property prepared by PSI and dated January 22, 1992; the Phase I Environmental Assessment and Compliance Audit Report of the Asheville Property prepared by Aquaterra, Inc. and dated September 13, 1994, and the Soil and Groundwater Sampling Report, Asheville Dyeing and Finishing, dated October 12, 1994, the receipt of which is acknowledged by Buyer.

         "Post-Closing Tax Period" means any period or portion thereof that begins after the Closing Date.

         "Pre-Closing Tax Period" means any period or portion thereof that ends on or before the Closing Date.

         "Principal Management" means the authority to direct the handling of the subject matter of the Direct Claim, and any onsite Remedial Action associated with a Third Party Claim, including, without limitation, selection of consultants, contractors, experts or advisors; evaluation, selection and implementation of remedial measures; and negotiations with or challenges to any Governmental Authorities and third parties.

         "Property" means all of the real property and all material improvements and fixtures on such real property and all material machinery, equipment and other tangible-personal property used primarily in the conduct of the Business or otherwise used in the conduct of the Business as it is presently conducted except for such material improvements, fixtures, machinery, equipment and other tangible personal property that is used pursuant to a lease or license.

         "Purchase Orders" shall mean all of the Sellers, purchase orders, contracts or other commitments to suppliers of goods and services for undelivered materials, supplies or other items occurring in the Ordinary Course of Business.

         "Red Springs Property" means all real property owned by McGregor Corporation located in Red Springs, North Carolina.

         "Release" means any "release", as defined as such pursuant to CERCLA, 42 U.S.C. Section 9601(22), as that provision reads on the date of the Closing.

         "Remedial Plan" shall have the meaning assigned such term in Section 9.5(b) hereof.

         "Reserve Adjustment" shall have the meaning assigned such term in
Section 5.23(a) hereof.

         "Sales Orders" shall mean all of the Sellers, sales orders, contracts or other commitments to purchasers from the Sellers of goods and services including, without limitation, all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments, in each case arising out of sales occurring in the Ordinary Course of Business and the security agreements related thereto, including any rights of the Sellers with respect to any third-party collection procedures or any other actions or proceedings which have been commenced in connection therewith.

         "Second Closing Date" shall mean the date on which the closing of the sale of the SRO Equity or the Subsidiary Stock, as the case may be, to the Buyer (or its Subsidiary) occurs.

         "Seller" shall have the meaning assigned to such term in the first paragraph of this Agreement.

         "Seller Agreement" means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment, arrangement or understanding of any kind, to which McGregor or Winston Mills is a party or by which the McGregor or Winston Mills or any of their respective property may be bound or affected, in each case as it relates to the Business.

         "Seller Note" shall have the meaning assigned to such term in Section 2.4(i)(b) hereof.

         "Significant Event" shall have the meaning assigned to such term in
Section 5.23(a) hereof.

         "Special Assets" shall have the meaning assigned to such term in
Section 2.1(c)(ii) hereof.

         "Special Environmental Matters" means the matters disclosed in
Schedule 1.1(iv) other than in Part A thereof.

         "SRO Equity" shall have the meaning assigned to such term in Section 2.1(c)(ii) hereof.

         "SRO Receivable" shall have the meaning assigned to such term in
Section 2.1(c)(ii) hereof.

         "Stockholders' Agreement" shall have the meaning assigned to such term in Section 5.18 hereof.

         "Subsidiary" in respect of any Person means any corporation with respect to which such Person has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Subsidiary Stock" means all of the outstanding capital stock of Anvil Knitwear (Del.), Inc.

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, and unemployment taxes, imposed by any foreign, federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

         "Tax Items" shall have the meaning assigned to such term in Section 9.2(a) hereof.

         "Tax Returns" means all foreign, federal, state and local Tax returns, reports and declarations which are due and required to be filed by any applicable Tax law.

         "Third Party Claim" shall have the meaning assigned to such term in
Section 9.4(a) hereof.

         "Title Report" shall have the meaning assigned to such term in Section
5.25 hereof.

         "Transferee Savings Plan" shall have the meaning assigned to such term in Section 5.11(e) hereof.

         "Transferred Business Employees" shall have the meaning assigned to such term in Section 5.11(a) hereof.

         "Transfer Taxes" means all sales, use, transfer, real property transfer, reporting, recording, stock transfer and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

         "Vehicles" shall have the meaning assigned to such term in Section 2.1(viii) hereof.

         "Vestar Guaranty" means the Guaranty Agreement executed by Vestar Equity Partners, L.P. and CVC on the date hereof, a copy of which is attached hereto as Exhibit G-2.

         "Whiteville Property" means all real property owned by McGregor Corporation located in Whiteville, North Carolina.

         "Winston Mills" shall have the meaning assigned to such term in the first paragraph of this Agreement.

                                      ARTICLE 2
                             PURCHASE AND SALE OF ASSETS

    2.1 PURCHASE AND SALE. (a) Subject to the terms and conditions herein set forth, the Sellers shall, on the Closing Date, jointly and severally sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Sellers' right, title and interest in and to the following assets (except for the Assets set forth on Schedule 2.4, which Sellers shall sell, transfer, assign, convey and deliver to Holdings, and Holdings shall purchase and acquire from Sellers, all of Sellers, right, title and interest in and to in accordance with Section 2.1(b) hereof) (all of such assets, including those set forth on Schedule 2.4 are collectively, the "Assets"):

              (i)    the Assumed Contracts;

              (ii) the Intellectual Property and the Licensed Intellectual Property;

              (iii)  the Inventory;

              (iv)   the Accounts Receivable;

              (v)    the Licenses and Permits;

              (vi)   the Property;

              (vii) all prepaid expenses arising primarily in the conduct of the Business, PROVIDED, that, where applicable, the underlying agreement to which such prepaid expense relates can be assigned to the Buyer;

              (viii) all motor vehicles listed on Schedule 2.1(viii) (the
                     "Vehicles");

              (ix) all security deposits deposited by or on behalf of either Seller as lessee or sublessee under the Leases, PROVIDED, that the lease to which such security deposit relates can be assigned to Buyer;

              (x) all books and records owned by either Seller relating primarily to the Business (including, without limitation, marketing records, customer lists, warranty records, sales records, employee and employee benefit records, licensing records, sales literature, electronic data processing programs and accounting records, and documents owned by either Seller and used exclusively in connection with the Business);

              (xi) all other assets (A) owned by either Seller and (B)(I) used primarily in the Business or (II) otherwise used in the conduct of the Business as it is presently conducted, including the fixed assets set forth in Schedule 3.2(a) of the Disclosure Schedule, except for any that have been disposed of in the Ordinary Course of Business; and

              (xii) all cash on hand and in all bank accounts of the Sellers relating to the Business (including checks on hand and deposited) which Sellers elect to transfer to Buyer on the Closing Date.

         (b) Notwithstanding the provisions of Section 2.1(a), Holdings agrees to purchase and acquire from Sellers all of the Sellers' right, title and interest in and to the Assets set forth on Schedule 2.4 on the Closing Date and Holdings hereby directs the Sellers to deliver, transfer and convey the Assets set forth on Schedule 2.4 which Holdings would otherwise be entitled to receive pursuant to this Section 2.1(b) to the Buyer at the Closing.

         (c) on the Closing Date, Anvil Knitwear (Del.), Inc. shall sell, transfer, assign, convey and deliver to Buyer (or its Subsidiary), and Buyer (or its Subsidiary) shall purchase and acquire from Anvil Knitwear (Del.), Inc. all of the right, title and interest of Anvil Knitwear (Del.), Inc. in and to (i) any and all ownership interests in Anvil s.r.o. (the "SRO Equity") and (ii) all receivables due to Anvil Knitwear (Del.), Inc. from Anvil s.r.o. (the "SRO Receivable" and together with the SRO Equity, the "Special Assets"); PROVIDED, that (A) with respect to the purchase and sale of the SRO Equity, all requisite approvals and consents of the Governmental Authorities of the Czech Republic with respect to the sale of the SRO Equity (the "Czech Consents") shall have been obtained and (B) the conditions set forth in Articles 6 and 7 shall have otherwise been obtained or waived. If the Czech Consents have not been obtained on or prior to the Closing Date, Buyer shall only be obligated to purchase the SRO Receivable at the Closing, but the full purchase price for the Special Assets shall be paid at Closing. The Second Closing Date shall occur as soon as practicable after the Czech Consents have been obtained and Sellers shall reasonably cooperate with Buyer in obtaining the Czech Consents. Until the occurrence of the Second Closing Date and subject to law, (x) Seller shall not permit Anvil Knitwear (Del.), Inc. to take any action without Buyer's consent,
(y) Buyer or its subsidiary shall be entitled to direct, and shall have full power and authority with respect to, the day to day operation and management of Anvil s.r.o. and (z) the Sellers shall use commercially reasonable efforts to refrain from taking any actions that would make the representations and warranties contained in Article 3 hereof that relate to Anvil s.r.o. and Anvil Knitwear (Del.), Inc. untrue as. of the Second Closing Date. On the Second Closing Date, Anvil Knitwear (Del.), Inc. shall sell, transfer, assign, convey and deliver to Buyer (or its Subsidiary), and Buyer (or its Subsidiary) shall purchase and acquire from Anvil Knitwear (Del.), Inc., all of Anvil Knitwear

(Del.), Inc.'s right, title and interest in and to the SRO Equity. Notwithstanding the foregoing, if the Second Closing Date has not occurred by the first anniversary of the Closing Date, the Buyer shall have the option to require the Sellers to transfer the Subsidiary Stock in lieu of the SRO Equity by giving the Sellers written notice of the Buyer's intent to exercise such option, such notice not to be given later than 30 days after such first anniversary. If such notice is given to Sellers, the Second Closing Date shall occur within 5 Business Days of Sellers' receipt of such notice at which time the Subsidiary Stock (together with stock powers endorsed in blank) shall be delivered to Buyer (or its Subsidiary). Buyer shall promptly pay Sellers for all reasonable ministerial costs incurred by Sellers in administering Anvil Knitwear (Del.), Inc. between the Closing Date and Second Closing Date.

         (d) Notwithstanding anything contained in this Section 2.1, the Assets shall not include any Excluded Asset.

    2.2 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Subject to the terms and conditions herein set forth, Buyer shall, on the Closing Date, assume and become responsible for all Liabilities of the Sellers (but not of Anvil Knitwear (Del.), Inc.) related to the Business whether arising on, before or after the Closing Date (collectively, the "Assumed Liabilities") including, without limitation, the following:

              (i) all obligations of either Seller with respect to accounts payable reflected or reserved against in the Balance Sheet and those arising in the Ordinary Course of Business of the Business since the date of the Balance Sheet;

              (ii) all obligations of either Seller under the Assumed Contracts, Licenses and Permits;

              (iii) all Liabilities of the Business to the extent reflected in the computation of the Final Adjustment Amount; and

              (iv) all Liabilities relating to the Transferred Business Employees (including, but not limited to, all liabilities and obligations relating to deferred compensation benefits, worker's compensation, unemployment compensation and other government-mandated benefits, indemnity, life, hospital, medical, surgical, disability, major medical, dental, severance (other than severance payments described in clause
                    (xii) of the definition of Excluded Liabilities), vacation pay, sick leave and other welfare benefits, and wrongful termination, discrimination and similar employment laws.

Notwithstanding anything contained in this Section 2.2, the Assumed Liabilities shall not include any Excluded Liability.

    2.3 ASSIGNMENT OF CONTRACTS. To the extent that the assignment of all or any portion of any Assumed Contracts shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Sellers will, at Sellers, expense, use their commercially reasonable efforts to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, approvals of, or notices to the other parties to such Assumed Contracts for the assignment thereof to Buyer; PROVIDED, that such commercially reasonable efforts shall not include monetary payments to third parties. If the consent of the other party or parties to any such Assumed Contract is not obtained in respect of any such Assumed Contract, the Sellers and Buyer will cooperate in reasonable arrangements to deliver to Buyer the benefits under any such Assumed Contract at the same cost and expense to Buyer as it would have borne if such contract had been assigned to Buyer at the Closing and Buyer shall reimburse Seller for such costs and expenses. Notwithstanding any other provision of this Agreement, to the extent that such arrangements cannot be made, Buyer shall have no rights and no Liabilities or obligations pursuant to Section 2.2 or otherwise under this Agreement with respect to any such Assumed Contract.

    2.4 PURCHASE PRICE. Upon and subject to the terms and conditions herein set forth and in consideration of the sale, transfer, assignment and conveyance of the Assets and the Special Assets to Buyer and Holdings, as applicable, (i) at the Closing, (a) Buyer will pay to the Sellers $90,000,000 in consideration for the Assets (other than those set forth in Schedule 2.4)and to Anvil Knitwear (Del.), Inc. $2,500,000 for the Special Assets, subject to adjustment as provided herein, (together, the "Cash Purchase Price"), payable by wire transfer of immediately available funds, and (b) Holdings will deliver to McGregor, in consideration of receiving the Assets that are set forth in Schedule 2.4, a promissory note made by Holdings as of the Closing Date in favor of McGregor in the face amount of $7,500,000, a copy of which is attached hereto as Exhibit H (the "Seller Note") and (ii) at the Closing, Buyer will assume and become responsible for the Assumed Liabilities.

    2.5  ADJUSTMENT OF CASH PURCHASE PRICE; ESTIMATE.

         (a) ADJUSTMENT OF CASH PURCHASE PRICE IN RESPECT OF CLOSING DATE NET ASSETS. The Cash Purchase Price shall be subject to the following post-Closing adjustment:

              (i) Not later than 90 days after the Closing Date, the Sellers shall deliver to Buyer the Closing Date Balance Sheet, the Closing Date Combined Net Assets Statement and a statement (the "Adjustment Statement") of the amount of the post-Closing adjustment payable by the Sellers to Buyer, or by Buyer to the Sellers, as the case may be, as determined pursuant to clause of this Section 2.5(a), each prepared by the Sellers and audited by the Sellers, Accountant. The Adjustment Statement shall also reflect any change to the Closing Date Combined Net Asset Statement that is necessary to reflect action taken by the Seller after the Closing pursuant to Section 8.4 hereof that, had such action been taken prior to the Closing, would have affected the Closing Date Combined Net Asset Statement. From and after the Closing, the Buyer shall provide the Sellers access to books, records and personnel of the Business, as is reasonably requested by Sellers in connection with the preparation of the Adjustment Statement. A form of the Adjustment Statement is attached hereto as Schedule 2.5(a)(i).

              (ii) Buyer shall have 30 Business Days after delivery by the
                   Sellers of the Adjustment Statement (the "Objection Period") to object to any item or items shown on the Closing

                   Date Balance Sheet, the Closing Date Combined Net Asset Statement or the Adjustment Statement. During the Objection Period, Buyer shall have access to all work papers of the Sellers and the Sellers' Accountant which were used in the preparation and Audit of the Closing Date Balance Sheet, the Closing Date Combined-Net Asset Statement and the Adjustment Statement. If Buyer does not object during the objection Period, the Closing Date Balance Sheet, the Closing Date Combined Net Asset Statement and the Adjustment Statement received by the Buyer shall be conclusive and binding on the parties hereto and may not be challenged by any of them in any forum. If Buyer does object during the Objection
                   Period, the Sellers shall have the right, without being prejudiced by the fact that Sellers prepared and Sellers' Accountant audited the Closing Date Balance Sheet, the Closing Date Combined Net Asset Statement and the Adjustment Statement, for ten Business Days after its receipt of Buyer's objection to deliver to Buyer a notice setting forth any additional items which the Sellers determine to be subject to dispute. If the Sellers and Buyer are unable to resolve any dispute with respect to the Closing Date Balance Sheet, the Closing Date Combined Net Asset Statement or the Adjustment Statement within 30 Business Days after delivery by Buyer of Buyer's objections, the matter or matters in dispute shall be submitted to such firm of Accountants as the Sellers and Buyer may agree. If they cannot so agree, the Sellers shall select one such firm and Buyer shall select another and the two firms so chosen shall select a third firm of Accountants to which such dispute shall be submitted. The accounting firm chosen, whether by agreement of Buyer and the Sellers or by their respective Accountants, shall be limited to determining a value for those items on the Closing Date Balance Sheet, the Closing Date Combined Net Asset Statement or the Adjustment Statement that are disputed by Buyer or Sellers in accordance with this Section 2.5(a) and are not resolved by agreement between Buyer and the Sellers. The decision of such firm shall be conclusive and binding upon the Sellers and Buyer, and may not be challenged by either of them in any forum, and the fees and costs therefor shall be borne by the parties in a proportion to be determined by such accounting firm within three Business Days after the later of the expiration of the objection Period and the date upon which any disputes are resolved as provided above, an amount equal to the absolute value of the Final Adjustment Amount (as defined below) plus interest on the amount of payment accrued from the Closing Date to the date of payment at the rate of LIBOR plus 2.75% per annum, shall be paid by Buyer to the Sellers if the amount in clause (x) of the next sentence is greater than the amount in clause (y) of the next sentence, or by the Sellers to Buyer if the amount in clause
                   (y) of the next sentence is greater than the amount in clause (x) of the next sentence. Final Adjustment Amount (the "Final Adjustment Amount") shall equal (x) Closing
                   Date Combined Net Assets, as adjusted as provided for in Sections

                   2.5(a)(i) and (ii) hereof, MINUS (y)(A) if the Cash Purchase Price payable at Closing was increased pursuant to Section 2.5(b)(i), $63,000,000 plus the amount of any such increase, or (B) if the Cash Purchase Price payable at Closing was decreased pursuant Section to 2.5(b)(ii), $63,000,000 minus the amount of any such decrease.

         (b) ESTIMATED PURCHASE PRICE ADJUSTMENT. Five Business Days prior to the Closing, the Sellers shall deliver to Buyer the Sellers, reasonable, good faith estimate (the "Estimate") of the Closing Date Balance Sheet, the Closing Date Combined Net Asset Statement and Adjustment Statement. The Cash Purchase Price payable at Closing shall be adjusted as follows:

              (i) If, pursuant to the Estimate, Closing Date Combined Net Assets exceed $63,000,000, the Cash Purchase Price payable at Closing shall be increased by such excess; or

              (ii) If $63,000,000 exceeds Closing Date Combined Net Assets pursuant to the Estimate, the Cash Purchase Price payable at Closing shall be reduced by such excess.

         (c) INCREASE IN CASH PURCHASE PRICE FOR SPECIAL ASSETS. The Cash Purchase Price in respect of the Special Assets or Subsidiary Stock, as the case may be, shall be increased by one-half (1/2) of all net advances paid directly or indirectly by Sellers to Anvil s.r.o. from October 1, 1994 to the Closing Date; PROVIDED, that such increase shall not exceed $425,000. No later than five (5) days before the Closing Date, Seller shall provide Buyer with a computation of such advances together with appropriate documentation supporting the same. Any dispute as to the amount of such advance shall not delay or otherwise prevent the occurrence of the Closing. The Buyer and Sellers agree that the occurrence of such Closing shall not affect their respective rights arising from such dispute.

    2.6 CLOSING. Subject to the conditions set forth in Articles 6 and 7 of this Agreement, the Closing will take place at the offices of Kirkland & Ellis, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, as soon as practicable following the date on which all conditions to the obligations of Buyer and the Sellers under Articles 6 and 7 of this Agreement (other than those requiring Closing Deliveries) will have been satisfied or waived. The Closing shall occur at or before 12:00 noon New York City time on the Closing Date, and will be elective as of the start of business on the Closing Date.

    2.7 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles 6 and 7 hereof, at the Closing:

         (a) The Sellers will deliver, or cause to be delivered, to Buyer or Holdings, as the case may be:

              (i)   the instruments of transfer set forth in Section 6.3;

              (ii) all opinions, certificates and other instruments and documents contemplated under Article 6 to be delivered by the Sellers at or prior to the Closing;

              (iii) a Stockholders, Agreement duly executed by Culligan;

              (iv) from Culligan, $9,000,000 in immediately available federal funds by wire transfer to a bank account designated, at least three days before the Closing Date, by Buyer as consideration for the Holdings Stock to be received by Culligan at the Closing.

         (b) Buyer or Holdings, as the case may be, will deliver to the Sellers or, where applicable, to Culligan:

              (i) the Cash Purchase Price, as adjusted pursuant to Section 2.5(b), in immediately available federal funds by wire transfer to a bank account designated at least three days before the Closing Date by the Sellers

              (ii)  the Seller Note;

              (iii) to Culligan, certificates representing Culligan's
                    ownership of the amounts of Holdings Stock set forth on
                    Schedule 2.7(b)(iii);

              (iv)  to Culligan, a duly executed Stockholders' Agreement;

              (v)   the instruments of assumption set forth in Section 7.4; and

              (vi) all opinions, certificates and other Article 7 to be delivered by Buyer or the Sellers at or prior to the Closing.

                                      ARTICLE 3
                                 REPRESENTATIONS AND
                          WARRANTIES REGARDING THE COMPANIES

    Except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof (the "Disclosure Schedule"), the Sellers hereby jointly and severally represent and warrant to Buyer and Holdings as follows:

    3.1  ORGANIZATION AND GOOD STANDING OF THE COMPANIES.  Each of the
Companies (i) is a corporation duly incorporated, validly EXISTING and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own, lease and operate the property used in the Business by it and to conduct the Business as it is now being conducted by it and (iii) is qualified to do business and in good standing in all jurisdictions where it is required to be qualified as a foreign corporation except for such failures to be so qualified as have not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

    3.2 INTERESTS IN THE ASSETS. (a) The Sellers, taken together, have good and valid title to all of the Assets (other than the Owned Facilities, Leased Facilities, Intellectual Property and Licensed Intellectual Property, but including inventory, Vehicles and Accounts Receivable) free and clear of all Liens (other than Permitted Liens). The Accounts Receivable have arisen from bona fide transactions in the ordinary Course of Business of the Sellers. The Assets and the Excluded Assets constitute all the assets used in the conduct of the Business as currently conducted by the Sellers and constitute all assets owned or used by Sellers which are necessary for the conduct of the Business as currently conducted. Schedule 3.2(a) of the Disclosure Schedule contains a true and complete list of the fixed assets related to the Business as of December 21, 1994.

         (b) The Sellers, taken together, have good and marketable title to the Owned Facilities and valid and enforceable leasehold interests with respect to the Leased Facilities, in each case free and clear of all Liens (other than Permitted Liens).

    3.3 CAPITAL STOCK OF ANVIL KNITWEAR (DEL.), INC. The authorized capital stock of Anvil Knitwear (Del.), Inc. consists of 200 shares of common stock, no par value, all of which shares are issued and outstanding and owned by McGregor. The Subsidiary Stock constitutes all of the outstanding shares of common stock of Anvil Knitwear (Del.), Inc., and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights, have not been issued in violation of any federal or state securities laws and McGregor has good and valid title to the Subsidiary Stock free and clear of any Liens. There are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe or other agreements or commitments to which any of the Companies is a party or which are binding upon any of the Companies providing for the issuance, disposition or acquisition of any capital stock of Anvil Knitwear (Del.), Inc. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Subsidiary Stock.

    3.4 AUTHORITY, APPROVALS AND CONSENTS. Each of the Companies has the corporate power and authority to enter, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of each of the Companies and no other corporate proceedings on the part of any of the Companies are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Companies and constitutes a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally or by the principles governing the availability of equitable remedies. Except as otherwise set forth in Schedule
3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by each Company and the consummation by each Company of the transactions contemplated hereby do not and will not:

         (a) contravene or otherwise violate any provisions of the Articles of Incorporation or By-Laws of any of the Companies;

         (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification, acceleration or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which any of the Companies is a party and which relates to the Business or by which any of the Assets (or, with respect to Anvil Knitwear (Del.), any of the

              Special Assets) are bound except for such conflicts, breaches, defaults, modifications, accelerations, cancellations or terminations that have not had and would not be reasonably expected to have a Material Adverse Effect;

         (c) violate or conflict with any Legal Requirements applicable to the Business conducted by Sellers, except for such violations and conflicts as have not had and would not be reasonably expected to have a Material Adverse Effect; or

         (d) except for filings under the HSR Act and provision of notice to the PBGC in connection with the PBGC Agreements, require any Governmental Approval the absence of which would be reasonably expected to have a Material Adverse Effect.

    3.5 FINANCIAL STATEMENTS. Set forth at Schedule 3.5 of the Disclosure Schedule are the following financial statements collectively, the "Financial Statements"): (i) audited combined statements of financial position of the Business as of January 29, 1994 and January 31, 1993 and the related combined statements of earnings and cash flows for the years then ended; and (ii) the Balance Sheet and the related statement of operating income and cash flows as of and for the eight months ended October 1, 1994. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except for the Balance Sheet which does not contain any footnotes) hereby and present fairly the financial Position and results of operations of the Business conducted by the Sellers.

    3.6 ABSENCE OF MATERIAL ADVERSE CHANGE: CONDUCT OF BUSINESS. (a) Except as set forth in Schedule 3.6 of the Disclosure Schedule, since October 1, 1994, there has been no change, other than changes as a result of changes in market conditions, applicable laws or economic conditions, in each case applicable to businesses generally, in the financial position, business, assets, Liabilities, results of operations or prospects of the Business conducted by the Sellers, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect.

         (b) Since October 1, 1994, the Sellers have conducted their operations related to the Business in the Ordinary Course of Business, have used commercially reasonable efforts to maintain their respective businesses, assets, relations with employees, suppliers, licenses and operations related to the Business as an ongoing business in accordance with past custom and practice. Without limiting the generality of the foregoing, except as disclosed on
Schedule 3.6 of the Disclosure Schedule, since October 1, 1994, in each case as related to the Business:

              (i) neither of the Sellers has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary Course of Business;

              (ii) no party (including either of the Sellers) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses), excluding all Purchase Orders and Sales orders, involving more than $250,000 to which either of the Sellers is a party or by which it or its assets is bound; (iii) neither of the Sellers has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or outside the ordinary Course of Business;

              (iii) neither of the Sellers has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than in the Ordinary Course of Business;

              (iv) neither of the Sellers has canceled, compromised, waived, or released any right or claim (or series of related rights and claims), except for any right or claim (or series of rights or claims) under any Purchase Order or Sales Orders, either involving more than $250,000 or outside the Ordinary Course of Business; and

              (v) neither of the Sellers has committed to any of the foregoing.

    3.7 LEGAL MATTERS. (a) Except as set forth on Schedule 3.7(a) of the Disclosure Schedule, (i) there is no claim, action, suit, litigation, formal investigation or proceeding pending, or, to the Knowledge of Sellers, threatened against Astrum, McGregor or Winston Mills relating to the Business, which has a significant possibility of resulting in
(A) damages, penalties or similar awards in excess of $100,000 or (B) equitable remedies having a Material Adverse Effect and (ii) neither McGregor nor Winston Mills is subject to any judgment, decree, writ, injunction or order of any Governmental Authority which is likely to have a Material Adverse Effect.

         (b) Each of the Sellers has complied and is in compliance with all Legal Requirements (excluding those relating to Environmental Requirements or Taxes) governing or affecting its ownership and use of its properties and assets and the conduct of the Business, except for such failures to comply or be in compliance as have not had and would not be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.7(b) of the Disclosure Schedule, neither McGregor nor Winston Mills has received any notice asserting any noncompliance with any such Legal Requirement except for such failures to comply as have not had and would not be reasonably expected to have a Material Adverse Effect.

         (c) Each of the Owned Facilities is in material compliance with all applicable Legal Requirements excluding those relating to Environmental Requirements or Taxes, and each constitutes a legal, conforming use and structure under applicable zoning ordinances (excluding those, if any, related to Environmental Requirements or Taxes) except where the failure to so comply or conform has not had and would not be reasonably expected to have a Material Adverse Effect.

    3.8 CONTRACTS. (a) Schedule 3.8 of the Disclosure Schedule lists as of the date hereof all written contracts, agreements, commitments and personal property leases to which either of the Sellers is a party, excluding Purchase Orders and Sales Orders, which relate to the Business and which meet the criteria specified in the paragraphs below:

              (i) involve future expenditures or receipts or other performance with respect to goods or services (excluding legal or accounting services provided or to be provided in connection with the consummation of the transactions contemplated hereby) having a contract price in excess of $250,000;

              (ii) leases, subleases, installment purchase or similar arrangements for the use of personal property, or involving any license or sublicense, in each case which involves a total consideration in excess of $50,000 per annum;

              (iii) employment agreements (excluding at-will employment) and contracts related to the Employee Benefit Plans which are welfare plans;

              (iv) involve a consulting relationship involving total consideration in excess of $75,000 per year;

              (v) contain commitments of suretyship, guaranty or indemnification (except for guarantees, warranties and indemnities provided by Sellers in respect of their products in the Ordinary Course of Business and those having a contract value, in the aggregate, of $100,000 or less);

              (vi) relate to the disposition or acquisition, other than in the Ordinary Course of Business, of the assets or stock of, or any interest in, any business enterprise;

              (vii)  are Material Agreements; or

              (viii) contain an indenture, mortgage, pledge, credit (other than credit terms offered to customers in the Ordinary Course of Business), or other financing commitment for or in respect of Indebtedness from or to any Person.

         (b) Each contract, agreement, commitment and personal property lease listed on Schedule 3.8 of the Disclosure Schedule is valid and in full force and effect and no party thereto has repudiated any provision thereof, which repudiation has had or would reasonably be expected to have a Material Adverse Effect. The Sellers have delivered to Buyer a true and complete copy of any commitment and personal property lease, as amended (if applicable), listed on
Schedule 3.8 of the Disclosure Schedule.

         (c) Except as set forth on Schedule 3.8 of the Disclosure Schedule, neither of the Sellers nor, to the Knowledge of Sellers, any other party to any contract, agreement, commitment or personal property lease listed on Schedule 3.8 of the Disclosure Schedule, is in breach of or default under any contract, agreement, commitment and personal property lease listed on Schedule 3.8 of the Disclosure Schedule, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder except for breaches or defaults which have not had and would not be reasonably expected to have a Material Adverse Effect.

    3.9 EMPLOYEES. (a) Attached hereto as Schedule 3.9 is a true and complete list of the names of all employees of McGregor and Winston Mills employed as of the date hereof in connection with the Business having a base salary of more than $100,000 per annum along with each such employee's annual rate of salary or hourly pay, total compensation for 1993 and social security number. As of the date hereof, none of such employees is on long-term disability.

         (b) None of the Sellers or any Affiliates is a party to any collective bargaining agreements with respect to the Business. None of the Companies has experienced, in connection with the Business, during the past 24 months any organized strikes, organized work stoppages or organized slow downs, claims of pervasive unfair labor practices, or other pervasive disputes or grievances. None of the Companies has committed any pervasive unfair labor practice with respect to the Business. To the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any non-unionized employees of the Business.

    3.10 EMPLOYEE BENEFIT PLANS. (a) The Sellers have heretofore provided to Buyer a true and complete copy of each Employee Benefit Plan. Neither McGregor nor any Affiliate is required, in connection with the Business, to make contributions to any multi-employer plan (within the meaning of Section 3(37) of ERISA) on behalf of any employee of McGregor or any such Affiliate who is employed in connection with the Business. Except for Liability in connection with the PBGC Agreements and the employment agreements with Bernard Geller and Ross Castagna, neither McGregor nor any Affiliate has any Liability under any defined benefit pension plan with respect to any employee who is employed in connection with the Business.

         (b) The McGregor Savings Plan (as defined in Section 5.11(e)) has been maintained and administered in compliance with its terms and all applicable laws and regulations. The McGregor Savings Plan will be filed with the IRS within the remedial amendment period for obtaining a determination letter from the IRS that such plan meets the requirements of a "qualified plan" under
Section 401(a) of the Code, and its related trust is exempt from Tax under
Section 501(a) of the Code and, to the Knowledge of Sellers, there are no facts that would reasonably be expected to cause the loss of such qualification or exemption from Tax. None of McGregor or any Affiliate, or any trustee or administrator or any other person, has engaged in any transaction with respect to the McGregor Savings Plan which could result in any Liability to the McGregor Savings Plan or to Buyer other than routine benefit claims and as provided under Section 5.11(e). No actions, suits, investigations or claims with respect to the McGregor Savings Plan or any fiduciary or other person dealing with the McGregor Savings Plan are pending or threatened, and no facts exist which could reasonably give rise to or be expected to give rise to any such actions, suits, investigations or claims.
With respect to the McGregor Savings Plan, McGregor has complied with all reporting and disclosure obligations to the Internal Revenue Service, the Department of Labor and participants in a timely manner except for such non-compliance as had not had, and would not be reasonably expected to have, a Material Adverse Effect. With respect to the McGregor Savings Plan, Sellers have heretofore provided to Buyer (i) a true and complete copy of the last IRS Form 5500 (including all attachments), and (ii) all other governmental rulings, determinations and opinions that relate to the McGregor Savings Plan.
         (c) Except as provided in Section 5.11(d) and clause (xii) of the definition of Excluded Liabilities, no severance or other similar plan maintained by Sellers with respect to the

Business Employees would cause Buyer to have any Liability as a result of this transaction.

         (d) All premiums and contributions that are due with respect to each contract or other agreement under each employee welfare benefit plan maintained by the Sellers with respect to the Business Employees have been made.

    3.11 INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.11 of the Disclosure Schedule:

         (a) the Sellers have the right to use the trademarks "ANVIL" and "COTTON DELUXE and design" in the United States in relation to the products presently manufactured by Sellers for the Business; the Intellectual Property and Licensed Intellectual Property shall be transferred free and clear of all Liens (other than Permitted Liens);

         (b) the Sellers own and possess all right, title and interest in and to the trademark registrations and trademark registration applications listed in
Schedule 1.1(vi); there are no trademark registrations, service mark registrations, applications for trademark registration, applications for service mark registration, patents, patent applications, design patents, design patent applications, or copyright registrations owned by McGregor or Winston Mills and used in the conduct of the Business as presently conducted, except as listed in
Schedule 1.1(vi);

         (c) the Sellers have not granted any license or other right to use the Intellectual Property to any third party;

         (d) to the Knowledge of Sellers, in the United States, the Sellers have not infringed, misappropriated, or otherwise conflicted with any intellectual property rights of any third party nor are the Sellers aware of any infringement, misappropriation, or conflict that will occur as a result of the continued operation of Sellers' Business as presently conducted or as presently proposed to be conducted by Sellers;

         (e) to the Knowledge of Sellers, in the United States, no claim by any third party contesting the validity, enforceability, use, or ownership of any Intellectual Property or Licensed Intellectual Property has been made, is currently outstanding, or is threatened; and

         (f) to the Knowledge of Sellers, in the United States, neither the Sellers nor any officer of the Sellers has received any notice of, nor are aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property or the Licensed Intellectual Property.

    3.12 BROKERS. Except for Bear Stearns & Co., Inc., which is acting for the Sellers, the Sellers have neither employed or dealt with any broker or finder nor have incurred or will incur any broker's, finder's or similar fee, commission or expense, in each case in connection with the transactions contemplated by this Agreement. Neither of the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

    3.13 PERMITS. The Sellers hold, and the Licenses and Permits constitute, all permits, licenses, orders and approvals of all Governmental Authorities required for the conduct of the Business as currently conducted by the Sellers except for the absence of such permits, licenses, orders and approvals that have not had and would not be reasonably expected to have a Material Adverse Effect. All the Licenses and Permits, orders and approvals are in full force and effect except for such failures to be in full force and effect as have not had, and would not be reasonably expected to have, a Material Adverse Effect.

    3.14 ENVIRONMENTAL REPRESENTATION. Except as set forth in Schedule 1.1(iv) to the Disclosure Schedule and except as disclosed in the Phase I Environmental Assessments,(a) McGregor and Winston Mills have, with respect to the Business, complied, and they are in compliance, with all Environmental Requirements enacted on or prior to Closing except for such failures to comply or be in compliance as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

         (b) The Sellers have not received any written or oral notice of Liabilities relating to the facilities or operations of the Business and arising under Environmental Requirements enacted on or prior to Closing, which Liabilities or obligation have had, or would reasonably be expected to have, a Material Adverse Effect.

         (c) To the Knowledge of Sellers, none of the following exists at any property or facility owned or operated by McGregor or Winston Mills with respect to the Business:

              (A) Underground storage tanks or surface impoundments for the storage or management of Hazardous Substances;

              (B)  Friable asbestos-containing material; or

              (C) Materials or equipment containing polychlorinated biphenyls in excess of 50 ppm.

         (d) Neither McGregor nor Winston Mills has, with respect to the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance or owned or operated a facility at which a Release has occurred, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or similar state Environmental Requirements enacted on or prior to Closing which liabilities, costs, damages or fees have had, or would reasonably be expected to have, a Material Adverse Effect.

         (e) Neither McGregor nor Winston Mills has, with respect to the Business, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to any Environmental Requirements enacted on or prior to Closing.

         (f) No Environmental Lien (excluding any Permitted Lien) has attached to any property owned, leased or operated by the Business.

         (g) Without limiting the foregoing, no facts, events or conditions in existence on or prior to the Closing Date relating to the Business, the Owned Facilities or the Leased Facilities give rise to any Liabilities pursuant to Environmental Requirements enacted on or prior to Closing including, without limitation, any such Liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Substances, except for such of the foregoing that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

    3.15 UNDISCLOSED LIABILITIES. Neither of the Sellers has any Liability (excluding those relating to Environmental Requirements, Taxes or Legal Requirements related to workers' compensation) with respect to the Business (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against either of the Sellers giving rise to any Liability with respect to the Business), except for (i) Liabilities set forth on the Closing Date Balance Sheet, (ii) Liabilities which have arisen in the Ordinary Course of Business (including for purposes of this clause (ii), Liabilities arising from any breach of product warranty, tort or violation of law or arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand), (iii) Liabilities set forth in the Disclosure Schedule, (iv) Liabilities not assumed by the Buyer pursuant to this Agreement and (v) Liabilities resulting from any breach of any contract, agreement, commitment or personal property lease listed on Schedule 3.8 to the Disclosure Schedule or any infringement of the intellectual property rights of any other Person. Notwithstanding the above, for purposes of clause (ii) of this Section 3.15, a Liability shall be deemed not to result from the Ordinary Course of Business if the amount of such Liability (exclusive of costs of investigation and attorneys' fees related thereto) exceeds $75,000.

    3.16 BUSINESS OF ANVIL KNITWEAR (DEL.), INC. The certificate of incorporation and bylaws of Anvil Knitwear (Del.), Inc. as currently in effect are attached hereto at Schedule 3.16 of the Disclosure Schedule, and Sellers have authorized no change to such documents. Other than Anvil s.r.o., Anvil Knitwear (Del.), Inc. does not have and has never had any Subsidiaries and does not own and has never owned directly or indirectly, or have and has never had any investment in any of the capital stock of, or have and has never had any similar ownership interest in, any Person. other than its investment in Anvil s.r.o., Anvil Knitwear (Del.), Inc. has no assets or Liabilities and conducts no business nor has ever conducted any business and has good and valid title to the Special Assets, free and clear of any Liens (other than Permitted Liens).

    3.17 TAXES. The assumed Liabilities do not include any obligation to make any payments that will be nondeductible under Section 2BOG of the Code (or any corresponding provision of state, local or foreign income Tax law).

    3.18 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 3, the Sellers make representation or warranty, express or implied, written or oral, and the Sellers hereby disclaim any such representation or warranty (including without limitation any warranty of merchantability or of fitness for a particular purpose), whether by the Sellers or any of their officers, directors, employees, agents, or representatives or any other Person, with respect to the Sellers or the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, any Affiliate or Associate of Buyer or any of their officers, directors, employees, agents or representatives or any other person of any documentation or other information by the Sellers or any of their Affiliates, Associates, officers, directors, employees, agents or representatives or any other person with respect to any one or more of the foregoing.

    3.19 AFFILIATE TRANSACTIONS. None of the Sellers, officers or directors or, to the Knowledge of the Sellers, any of its employees related to or employed in the Business, is presently a party to any material transaction with Astrum or the Sellers, including, without limitation, any arrangement (other than for services in the ordinary Course of Business as officers, directors or employees of Astrum or the Sellers) providing for (a) the furnishing of material services by, (b) the rental of material real or personal property from, (c) any loan to, or (d) otherwise requiring material payments to, any such Person. Schedule 3.19 sets forth a list of any severance payments payable by the Sellers or Astrum in connection with the consummation as of the date hereof of the transactions contemplated by this Agreement and will be amended from time to time to reflect any additional amounts payable.

    3.20 PAYMENTS FROM ANVIL S.R.O. None of Sellers or their Affiliates have since October 1, 1994, received any payment of cash or property from Anvil s.r.o. other than payments for goods sold or provided to Anvil s.r.o. by Sellers or such Affiliates for fair consideration in the Ordinary Course of Business.

                                      ARTICLE 4
                            REPRESENTATIONS AND WARRANTIES
                                   REGARDING BUYER

    Except as disclosed in this Agreement, Buyer hereby represents and warrants to the Sellers as follows:

    4.1 ORGANIZATION AND GOOD STANDING OF BUYER. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. Buyer is registered to do business and in good standing in all jurisdictions where it is required to be qualified as a foreign corporation except where the failure to be so qualified has not had and would not be reasonably expected to have a Buyer Material Adverse.

    4.2 AUTHORITY, APPROVALS AND CONSENTS. Buyer has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of the Buyer, and no other proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors, rights generally or by the principles governing the availability of equitable remedies. Except as disclosed on Schedule 4.2, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not:

         (a) contravene or otherwise violate any provisions of the Articles of Incorporation or By-Laws of Buyer;

         (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification, acceleration or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which Buyer is a party or to which Buyer is subject;

         (c) violate or conflict with any Legal Requirements applicable to Buyer or any of its business or property except for such violations and conflicts as have not had and would not be reasonably expected to have a Buyer Material Adverse Effect; or

         (d) except for filings under the HSR Act, require any Governmental Approval, the absence of which would be reasonably expected to have a Buyer Material Adverse Effect.

    4.3 BROKERS. Except as set forth on Schedule 4.3, neither Buyer, Holdings, nor any director, officer or employee of either of them, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

    4.4 LITIGATION. There is no claim, action, suit, litigation, formal investigation or proceeding pending or, to the Buyer's actual knowledge, threatened, against Buyer or Holdings which has had or is reasonably expected to have a Buyer Material Adverse Effect.

    4.5 BUSINESS OF HOLDINGS. Holdings does not own directly or indirectly, or have any investment in any of the capital stock of, or have any similar ownership interest in, any Person other than Buyer.

    4.6 HOLDINGS STOCK. As of the Closing Date, all the shares of Holdings Stock(a) will have been duly authorized and validly issued, b) will be fully paid and non-assessable, (c) will not be subject to and will not have been issued in violation of any (d) will not have been issued in violation of any federal or state securities laws.

    4.7 ORGANIZATION AND GOOD STANDING OF HOLDINGS. Holdings (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisidiction of its organization and (ii) is qualified to do business and be in good standing in all jurisdictions where it is required to be qualified as a foreign corporation except for such failures to be so qualified as would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

    4.8 HOLDINGS AUTHORITY TO EXECUTE AND PERFORM STOCKHOLDERS' AGREEMENT, SELLER NOTE, ETC. Holdings has the corporate power and authority to enter, execute, deliver and perform the Stockholders' Agreement, to issue, execute and deliver the Seller Note, to issue the Holdings Stock and to consummate the transactions contemplated hereby and thereby. As of the Closing Date, such execution , delivery, performance and issuance and the consummation of the transactions contemplated hereby will have been duly authorized and approved by the Board of Directors of Holdings and no other corporate proceedings on the part of Holdings will be necessary to authorize and approve such execution, delivery, performance and issuance and the transactions contemplated hereby. As of the Closing Date, such execution, delivery, performance and issuance and the consummation of the transactions contemplated hereby will have been duly authorized and approved by the Board of Directors of Holdings and no other corporate proceedings on the part of HOLDINGS will be necessary to authorize and approve such execution, delivery, performance and issuance and the transactions contemplated hereby. As of the Closing Date, the Stockholders' Agreement and the Seller Note will constitute valid and binding obligations of Holdings, enforceable against Holdings accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally or by the principles governing the availability of equitable remedies. Except as otherwise set forth in Schedule 4.8, the execution, delivery, performance and issuance of the Stockholders' Agreement, the Seller Note and the Holdings Stock by Holdings and the consummation by Holdings of the transactions contemplated hereby do not and will not:

         (a) contravene or otherwise violate any provisions of the Articles of Incorporation or By-Laws of Holdings;

         (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification, acceleration or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which Holdings is a party or to which Holdings is subject except for such conflicts, breaches, defaults, modifications, accelerations, cancellations or terminations as would not be reasonably expected to have a Buyer Material Adverse Effect;

         (c) violate or conflict with any Legal Requirements applicable to Holdings, except for such violations and conflicts as would not be reasonably expected to have a Buyer Material Adverse Effect; or

         (d) except for filings under the HSR Act, require any Governmental Approval the absence of which would be reasonably expected to have a Buyer Material Adverse Effect.

    4.9 CAPITALIZATION, OWNERSHIP OF HOLDINGS. Schedule 4.9 (i) sets forth the pro forma capitalization of Holdings and (ii) the amount of equity securities to be issued by Holdings to Culligan, in each case giving effect to the transactions contemplated by this Agreement.

    4.10 COMMITMENT LETTER. Attached hereto as Exhibit I hereto of is a true and complete copy of the Commitment Letter.

    4.11 TITLE INSURANCE. Schedule 1.1(ix) contains all exceptions to title in respect of Assets in respect of which Buyer has obtained, directly or indirectly, title insurance policies, binders or commitments (including, without limitation, the Owned Facilities and the Mullins Leasehold) as set forth in such policies, binders or commitments, as the case may be.

                                      ARTICLE 5
                                      COVENANTS

    5.1 ACCESS; CONFIDENTIALITY. Between the date hereof and the Closing, each Seller will, and will cause Anvil Knitwear (Del.), Inc. to, during normal business hours, (i) provide to Buyer and its representatives full access to the premises, property, files, books, records, documents, and other information of each Company concerning the Business, (ii) furnish to Buyer and its representatives financial, technical, legal and operating data and other information pertaining to the Business, (iii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (iv) permit Buyer and its representatives to conduct reasonable interviews of the employees, sales representatives and auditors of such Seller concerning the Business; PROVIDED, HOWEVER, that (x) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the business of such Company (y) such Company may limit such access described in clauses (i) through (iv) above to the extent such access could, in the reasonable opinion of such Company's counsel, violate or give rise to liability under applicable law or agreements applicable to the Sellers or its properties and (z) such rights of access shall be subject to the existing lease, license or occupancy agreements. During the period from the date hereof to the Closing, all information provided to Buyer or its representatives by or on behalf of the Companies, or their representatives (whether pursuant to this Section 5.1 or otherwise) will be governed and protected by the Confidentiality Agreement.

    5.2 ANNOUNCEMENTS. Prior to the Closing, no party hereto will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement to its customers with respect to the transactions contemplated hereby without the prior consent of Buyer and Sellers, except as may be required by law, and except that Buyer and the Sellers, upon prior notice to the other, may make such announcements and disclosures as may be required by GAAP, by the rules of any stock exchange on which their securities are listed or by any other Legal Requirement and PROVIDED FURTHER, that if either Buyer or Sellers make any announcement or disclosure pursuant to this Section, the other party hereto shall be permitted to make disclosure or announcement in respect of the subject matter of the first party's disclosure or announcement.

    5.3 CONDUCT OF BUSINESS PRIOR TO THE CLOSING. From the date hereof to the Closing, except as may be consented to in writing by the Buyer or as otherwise expressly provided for in this Agreement, each Seller shall (a) conduct the Business only in the Ordinary Course of Business and (b) use its commercially reasonable efforts to preserve the business organization of the Business conducted by the Sellers intact and preserve the of the suppliers, customers, employees and others with whom business conducted by the Sellers will, and will cause Anvil Knitwear (Del.), Inc. to, do the following:

              (i) not change, or authorize any change to, the Articles of Incorporation or By-Laws of Anvil Knitwear (Del.), Inc.;

              (ii) not issue, sell or otherwise dispose of any capital stock of Anvil Knitwear (Del.), Inc. nor grant any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any capital stock of Anvil Knitwear (Del.), Inc;

              (iii) except for salary increase made annually with respect to salaried employees in the Ordinary Course of Business, not provide for any general increase in the wages, salaries, compensation, pension or other benefits payable by the Business to its directors, officers or employees, in each case without the prior consent of Buyer; PROVIDED, HOWEVER, that this clause shall not prohibit increases to individual employees to the extent budgeted for and in writing to Buyer prior to the date hereof;

              (iv) refrain from making any disposition of any assets relating to the Business, in the aggregate exceeding $100,000 in book value, other than in the Ordinary Course of Business;

              (v) refrain from making any change in accounting methods, principles or practices relating to the Business (except as otherwise expressly provided in this Agreement);

              (vi) refrain from adopting any Employee Benefit Plan for any of the directors, officers or employees of the Business or modifying any such existing Employee Benefit Plan; and

              (vii) refrain from agreeing to do any of the foregoing items
    (i) through (vi) of this Section 5.3.

    5.4 CONSENT; COOPERATION. Subject to the terms and conditions hereof, the Sellers and Buyer will use their commercially reasonable efforts:

         (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities or any other Person that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

         (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby;

         (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

         (d) to (i) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (excluding satisfying closing conditions in Articles 6 and 7 hereof insofar as they relate to the truth of representations and warranties but including otherwise satisfying the closing conditions in Articles 6 and 7) and (ii) refrain from taking any action which reasonably could be expected to render any representation or warranty or covenant contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality in which case the Sellers and their Affiliates will refrain from taking any action that would render such representation or warranty or covenant untrue or incorrect) as of Closing.

    5.5  [INTENTIONALLY LEFT BLANK]

    5.6 HART-SCOTT-RODINO. As soon as practicable (but in no event later than 10 days) after the date hereof, Buyer and the prepare and file all documents with the Federal Trade Commission and the United States Department of Justice that are to comply with the HSR Act. The Sellers and Buyer will in good faith promptly furnish all materials reasonably requested by any of the regulatory agencies having jurisdiction over such filings. The Sellers and Buyer will request early termination of the waiting period under the HSR Act.

    5.7 FURTHER ASSURANCES. Any time after the Closing, the Sellers and Buyer will promptly execute, acknowledge and deliver any assurances or documents reasonably requested by Buyer or the Sellers, as the case may be, to satisfy, or in connection with, its obligations hereunder.

    5.8 ALLOCATION OF PURCHASE PRICE. Buyer shall prepare, or cause to be prepared, an appraisal of the Assets, which appraisal acceptable to Sellers (the "Appraisal"). Each of Buyer, Holdings and Sellers shall allocate the Purchase Price among the Assets pursuant to Section 1060 of the Code in accordance with fair market values of the Assets as set forth the Appraisal. Each of Buyer and Sellers shall file Internal Revenue Service Form 8594 in a timely manner.

    5.9 RETENTION OF BOOKS AND RECORDS. Buyer will retain all books, records other documents that are included in the and are in existence on the Closing Date for a period of three years after the Closing Date (except books, records and documents relating to Taxes, which will be maintained in accordance with
Section 5.10(b) hereof) and make the same available to the Sellers after the Closing Date for examination and copying by the Sellers or their representatives, at the Sellers, expense, upon reasonable notice. No such books, records or document will be destroyed by Buyer without first advising the Sellers in writing and providing the Sellers a reasonable opportunity to obtain possession or make copies thereof at the Sellers' expense. Such books, records and documents will only be made available to the Sellers if the Buyer reasonably determines that Sellers have requested such access for a legitimate purpose related to the operation of the Business prior to Closing, the Sellers agree to limit their use of such books, records and documents to such purpose, and the Sellers agree to keep such books, records and documents confidential. Notwithstanding the foregoing, the Buyer agrees to provide, upon five Business Days' notice from Sellers during which notice period Buyer may pursue reasonable and necessary protection from any undesired disclosure, such books, records and documents to the Sellers for the purposes of Sellers' compliance with any Legal Requirement and use in any government proceeding.

    5.10 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         (a) CERTAIN TAXES. All Transfer Taxes incurred in connection with this Agreement shall be paid by Sellers when due, up to a maximum of $200,000, after which the Buyer shall pay all of such Transfer Taxes up to a maximum of $200,000, after which all of such Transfer Taxes shall be made by Buyer and Seller equally and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         (b) COOPERATION ON TAX MATTERS. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Sellers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

         (c) SECTION 338(H)(10) ELECTION. Sellers agree, if so directed by Buyer, after the Second Closing Date, to make an election under
              Section 338(h)(10) of the Code with respect to a sale and purchase of the stock of Anvil Knitwear (Del.), Inc. pursuant to
              Section 2.1(c) hereof and to make any analogous elections under applicable state law provisions (including such state elections, the "Election").

    5.11 EMPLOYEES. (a) Effective as of the Closing Date, Buyer shall offer employment to all employees of the Sellers or any Affiliate thereof who, on the Closing Date, are actively employed in the Business, including those persons who are absent from employment due to illness or injury, military service, or authorized absence, but excluding those persons who are former employees, retired employees or otherwise not actively in the Business ("Business Employees"). Business Employees who accept such offers of employment from Buyer are referred to herein as "Transferred Business Employees"; such employment by Buyer shall commence upon the Closing Date at the same wages or salaries and substantially similar employee benefits, in the aggregate, as provided by the Sellers immediately prior to the Closing Date. Except as may be specifically required by applicable law or any agreement assumed by Buyer, Buyer shall not be obligated to continue any employment relationship of any Transferred Business Employee for any period of time.

         (b) Service by Transferred Business Employees with the Sellers or any Affiliate thereof shall be recognized under each benefit program adopted, maintained or contributed to by Buyer or any Affiliate for the Transferred Business Employees providing retirement, savings or other deferred compensation benefits (but not for purposes of benefit accrual) (the "Buyer's Retirement Plans") and providing life, hospital, medical, surgical, disability, dental and similar welfare benefits (the "Buyer's Welfare Plans") for all purposes, including, but not limited to, participation, vesting, coverage and level of benefits, as applicable. Buyer shall waive, or shall cause its insurance carriers and administrators to waive, all limitations as to pre-existing condition exclusions and work exclusions, if any, with respect to participation and coverage requirements applicable to Transferred Business Employee providing retirement, savings or other deferred compensation benefits (but not for purposes of benefit accrual) (the "Buyer's Retirement Plans") and providing life, hospital, medical, surgical, disability, dental and similar welfare benefits (the "Buyer's Welfare Plans") for all purposes, including, but not limited to, participation, vesting, coverage and level of benefits, as applicable. Buyer shall waive, or shall cause its insurance carriers and administrators to waive, all limitations as to pre-existing condition exclusions and work exclusions, if any, with respect to participation and coverage requirements applicable to Transferred Business Employees under the Buyer's Welfare Plans, and each Transferred Business Employee shall receive credit under the Buyer's Welfare Plans for payments and co-payments under the Sellers' Welfare Plans in satisfying any applicable deductible or out-of-pocket requirements under the Buyer's Welfare Plans.

         (c) Each Transferred Business Employee will be credited by Buyer with any unused vacation and sick leave service earned as of the Closing Date under the vacation and sick leave policy of McGregor or any Affiliate thereof applicable to such Transferred Business Employee, and the Sellers shall have no liability therefor following the Closing Date. Buyer shall recognize service by each Transferred Business Employee with McGregor or any Affiliate thereof for purposes of determining entitlement to vacation and sick leave following the Closing Date under the applicable vacation and sick leave policy of the Buyer.

         (d) Prior to the Closing Date, and to the extent necessary to implement this sentence, the Sellers shall amend the severance pay policies for the Business Employees and take or cause to be taken all other action as may be required to provide that severance or separation payments shall not be payable to any Transferred Business Employee who is offered comparable with the Buyer or an Affiliate of the Buyer pursuant to Section 5.11(a). Buyer shall indemnify and hold the Sellers harmless from and against any Loss as a result of any successful claim against the Sellers for the payment of severance benefits based upon a determination that a Business Employee had not been offered "comparable employment" by Buyer pursuant to Section 5.11(a). Buyer shall recognize service by each Transferred business Employee with the Sellers or any Affiliate thereof for purposes of determining entitlement to and the amount of severance benefits following the Closing Date under the applicable severance policy or plan of the Buyer.

         (e) Prior to the Closing Date, McGregor shall take all necessary and appropriate action to value the assets and liabilities associated with the accounts of each participant in McGregor's 401(k) tax-deferred savings plan ("McGregor's Savings Plan") who is not a Business Employee. As of such valuation date: (i) the assets and liabilities associated with the accounts of each such non-Business Employee's account under McGregor's Savings Plan shall be transferred, including any promissory notes evidencing participant loan balances of the non-Business Employees, in accordance with the applicable requirements of
Section 414(l) of the Code, to another 401(k) tax-deferred savings plan maintained or established by McGregor or an Affiliate of McGregor (the "Transferee Savings Plan"), (ii) McGregor shall cause McGregor's Savings Plan to prohibit participation by non-Business Employees, and (iii) McGregor shall thereafter remain liable for all claims arising under the Transferee Savings Plan with respect to the transfer of assets and liabilities associated with the non-Business Employees. Effective as of the Closing Date, McGregor shall withdraw from, and Buyer shall assume all liabilities and obligations for claims (including, but not limited to, all expenses related thereto) arising under, McGregor's Savings Plan on and after the Closing Date PROVIDED, that Sellers shall indemnify Buyer for any claims arising under McGregor's Savings Plan (or its successor) following the Closing Date with respect to employees who are not Business Employees.

         (f) Nothing herein expressed or implied shall confer upon any employee of McGregor, Winston Mills or Buyer, upon any legal representative of such employee, or upon any other person other than the parties to this Agreement, any rights or remedies, including any right to employment or continued employment for any specified period of time, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (or beneficiary thereof) any rights under or with respect to any plan, program, arrangement, practice, policy or procedure described in or contemplated by this Agreement, and each person ( and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, arrangement, practice, policy or procedure for his rights thereunder. Nothing in this Agreement shall cause or result in the duplication of any benefits to be paid or provided to or with respect to any Transferred Business Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements maintained by Buyer and McGregor and their Affiliates.

    5.12 NOTICE OF DEVELOPMENTS. The Sellers will give prompt notice to the Buyer of any fact, to the Knowledge of Sellers, that would, if it were true on the Closing Date, constitute a breach of the Sellers, representations and warranties in this Agreement. Each party to this Agreement will give prompt written notice to the others of any material development affecting the of such party to consummate the transactions contemplated by this Agreement. Subject to
Section 5.25, no disclosure by any party to this Agreement pursuant to this
Section 5.12, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    5.13 EXCLUSIVITY. The Sellers agree that neither of them (including their respective officers and directors), nor Apollo, nor Astrum nor any Subsidiary of Astrum, will and the Sellers will instruct their agents not to, (a) enter into any written or oral agreement or understanding with any person (other than the Buyer or any other Person contemplated by this Agreement) regarding a sale of any of the Companies or any substantial part of the assets of any of the Companies, or a merger, consolidation, or recapitalization involving any of the Companies ("Another Transaction"); (b) enter into or continue any negotiations with any Person (other than the Buyer or any other Person contemplated by this Agreement) regarding the possibility of Another Transaction; or (c) except for announcements and disclosure that are expressly permitted by this Agreement, provide any non-public financial or other confidential or proprietary information regarding the Companies (including this Agreement or any financial information, projections, or proposals regarding the Companies' businesses) to any Person (other than to the Buyer, its financing sources and their respective representatives) whom the Sellers know, or have reason to believe, would have any interest in acquiring the capital stock, assets or business of the Companies, or would disclose such information to any such Person.

    5.14 CONFIDENTIALITY NON-SOLICITATION. (a) The Sellers will execute and deliver to Buyer a confidentiality agreement in form and substance substantially equivalent to the Confidentiality Agreement.

         (b) The Sellers agree that for a period of four years from the Closing Date neither the Sellers, Astrum, Apollo nor any direct or indirect Subsidiary of Astrum shall, for themselves or for any other Person, directly solicit, hire or take away or directly attempt to solicit, hire or take away any Key Transferred Employee.

         (c) The Sellers agree that for a period of four years from the Closing Date neither the Sellers nor any of their Subsidiaries shall, for themselves or for any other Person directly solicit or directly attempt to solicit any Transferred Employee (who is not a Key Transferred Employee) and for a period of two years neither the Sellers nor any of their Subsidiaries shall, for themselves or for any other Person, directly hire any Transferred Employee (who is not a Key Transferred Employee).

    5.15 BNY FACTORING AGREEMENT. (a) The Sellers agree to use commercially reasonable efforts to obtain the termination of the BNY Factoring Agreement insofar as it relates to the Assets, such that the Accounts Receivable include claims against BNY outstanding on the Closing Date under the BNY Factoring Agreement, on terms otherwise reasonably satisfactory to the Buyer. Buyer shall cooperate with such efforts by Sellers by attempting to persuade NationsBank to treat BNY claims as an asset which qualifies for the highest advance rate applicable to accounts receivable under the Credit Agreement to be executed with NationsBank and by taking other actions to assist the Sellers but which cause no adverse economic impact on Buyer. If after the exercise of such efforts NationsBank refuses to accept the position of Buyer then Sellers shall proceed under clause (b) below.

         (b) If the BNY Factoring Agreement cannot be terminated as contemplated above, Sellers shall use commercially reasonable efforts to reacquire the accounts receivable in respect of the Business held by BNY on the Closing Date pursuant to the BNY Factoring Agreement and transfer the same to the Buyer pursuant to this Agreement.

    5.16 BUYER'S FINANCING AND TITLE INSURANCE. Buyer agrees to use commercially reasonable efforts to obtain the financing described in the Commitment Letter and agrees to obtain the title insurance and surveys described in Section 6.7 hereof.

    5.17 [Intentionally Left Blank]

    5.18 STOCKHOLDER'S AGREEMENT. Buyer agrees to draft, execute and deliver to Sellers, and Sellers agree to have executed a Stockholders' Agreement providing the substantive terms set forth in the term sheet attached at Exhibit F hereto (the "Stockholders' Agreement"); PROVIDED, that the Sellers' obligation to have the Stockholders' Agreement executed shall not arise unless such Stockholders' Agreement is reasonably acceptable to the Sellers.

    5.19 GUARANTY AGREEMENT. (a) Sellers agree that on the Closing Date Culligan and Astrum shall execute and deliver to Buyer a Guaranty Agreement (the "Guaranty Agreement"), a copy of which is attached hereto as Exhibit G-1.

         (b) The Buyer agrees that on the date hereof Vestar Equity Partners, L.P. and CVC shall have executed and delivered to Sellers the guaranty agreement attached hereto as Exhibit G-2.

    5.20 BUSINESS INTERRUPTION INSURANCE. The Buyer shall obtain and cause to be in effect as of the Closing Date and for five years after the Closing Date business interruption insurance reasonably satisfactory to Sellers; PROVIDED, HOWEVER, that in no event shall the Buyer be obligated to make annual premium payments that exceed 175% of the premiums paid by the Buyer for such insurance coverage for the first year from and after the Closing Date.

    5.21 SEC. (a) The Sellers shall instruct KPMG Peat Marwick to audit, and request that KPMG Peat Marwick deliver within 90 days after the Closing Date, an audited combined statement of financial position of the Business as of the Closing Date and an audited combined statements of earnings and of cash flows of the Business for the period ended on the Closing Date and an audited combined financial statements of the Business as of and for the fiscal years ended January 31, 1993 and January 29, 1994 (including, for all such purposes, Anvil Knitwear (Del.), Inc.), and the Sellers shall use commercially reasonable efforts to prepare such statements and shall instruct KPMG Peat Marwick to audit such statements in accordance with the requirements of the Securities and Exchange Commission (the "SEC") as to form and content and the Buyer shall cooperate reasonably in such preparation.

         (b) Buyer agree (without regard to any termination of this Agreement and without limitation of any kind) to pay the incremental fees and expenses of KPMG Peat Marwick incurred by the Sellers in connection with the services referred to in clause (a) of this Section that are attributable to (i) the audit of the combined statement of earnings and of cash flows of the Business for the period ended on the Closing Date and (ii) the compliance with the requirements of the SEC in excess of the fees and expenses that would have been incurred in the absence of compliance with the requirements of the SEC.

         (c) The Sellers shall further instruct KPMG Peat Marwick to deliver such audited statements in draft form to Buyer after completion of such audit but at least 15 days prior to delivering their report thereon, and upon completion of such audit, the Sellers shall deliver (or instruct KPMG Peat Marwick to deliver) such audit statements to Buyer.

    5.22 TAXES. Sellers shall furnish to Buyer prior to the Closing a certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that Sellers are not foreign persons.

    5.23 COMPUTATION OF WORKERS' COMPENSATION RESERVE. (a) Regardless of GAAP the reserve for workers, compensation on the Closing Date Combined Net Asset Statement will be computed by adjusting (the "Reserve Adjustment"), in accordance with the methodology used in developing in Schedule 5.23 to the Disclosure Schedule, upward or downward, the reserve therefor on the Balance Sheet only in respect of events, settlements or actions of Governmental Authorities occurring after October 1, 1994, but on or before the Closing Date.

         (b) Promptly after the Closing Date, the parties will attempt in good faith to agree on the Reserve Adjustment. If, no later than 20 days after the Closing Date, they cannot so agree, they shall each appoint a recognized actuary in the workers' compensation field to determine the Reserve Adjustment. If such actuaries cannot so agree within 40 days of the Closing Date, they shall appoint a third such actuary to determine the Reserve Adjustment whose decision shall be final and binding. Each party shall pay the fees and expenses of its actuary. The third actuary's fees shall be apportioned between Buyer and Sellers as such third actuary shall determine.

    5.24 SPECIAL PROCEDURES IN RESPECT OF CERTAIN ENVIRONMENTAL LIABILITIES.
(a) A Liability in respect of Special Environmental Matters shall not be an Excluded Liability if (i) after this fourth anniversary of the Closing Date Seller notifies Buyer that it no longer wishes that such Liability be treated as an Excluded Liability (a "Non-Exclusion Notice") and (ii) after the determination of the amount of all Losses in respect of such Liability pursuant to clause (b) below, Sellers pay the amount of such Losses to Buyer, after which event Seller shall be deemed forever and irrevocably released by Buyer and its assignees from all liability in respect of such Liability and such Liability shall be deemed an Assumed Liability hereunder; PROVIDED, that the termination of the treatment of such Liability as an Excluded Liability (and the aforesaid release of the same and inclusion thereof as an Assumed Liability) shall not occur before the fifth anniversary of the Closing Date; PROVIDED, FURTHER, that the foregoing right to deliver a Non-Exclusion Notice shall not apply to Liabilities described in clause (xiii) of the definition of Excluded Liabilities.

         (b)  If the Seller gives Buyer a Non-Exclusion Notice, Seller and
Buyer shall promptly, utilizing the standards in Article 9 hereof, attempt to agree on the computation of the Losses attributable to such Liability, together with all other obligations Sellers may have in respect thereof pursuant to
Article 9 hereto, as if Buyer had made a claim for indemnification for a Direct Claim in respect of such Liability; PROVIDED, that the parties and the Environmental Arbitrator shall consider the possibility of unknown matters arising from such matter. If within 90 days after the giving of the Non-Exclusion Notice, Buyer and Sellers are unable to agree on such amount, they shall each submit the matter to the Environmental Arbitrator, which shall be appointed as provided in Section 9.5(b)(ii)(D) hereof and which shall render a decision in respect of such dispute as provided in Section 9.5(b)(ii)(D). After delivery of a Non-Exclusion Notice, Buyer shall be entitled to conduct such investigation at Sellers' expense as it reasonably deems appropriate to determine the Losses attributable to said Liability and Seller shall pay the reasonable expenses of such investigation. For purposes of Section 9.5, Buyer shall have Principal Management of the investigation of such Liability.

         (c) Sellers shall have the right after the Closing, at Sellers' expense, subject to the reasonable requirements of the Business, to inspect and investigate the matters set forth on Schedule 1.1(iv) to the Disclosure Schedule.

    5.25 REVISION TO SCHEDULE. (a) On or before noon (EST) on December 30, 1994, the Buyer shall inform Sellers in writing whether the draft Disclosure Schedule delivered by Sellers to Buyer on the date hereof is acceptable to

Buyer. If, as of such time Buyer does not inform Seller that such draft Disclosure Schedule is acceptable, this Agreement shall terminate forthwith with no liability or obligations whatsoever to any party hereto.

         (b) If this Agreement does not terminate pursuant to clause (a) of this Section 5.25, the Sellers shall deliver to the Buyer, prior to 12:01 a.m.
(EST) or December 31, 1994, a revised Disclosure Schedule to this Agreement (except for revised Schedule 1.1(ix) which shall be delivered by Sellers within three Business Days after the date on which the Buyer delivers to the Sellers a completed current title report in respect of all of the Owned Facilities (the "Title Report").

         (c) Buyer and Sellers shall attempt, in good faith, to resolve any disputes regarding the revisions to the Disclosure Schedule delivered pursuant to clause (b) of this Section 5.25. If within five days after the date of delivery of the revised Disclosure Schedule pursuant to clause (b) of this
Section 5.25. If within five days after the date of delivery of the revised Disclosure Schedule pursuant to clause (b) of this Section 5.25. If within five days after the date of delivery of the revised Disclosure Schedule pursuant to clause (b) of this Section 5.25, Buyer and Seller are unable to resolve any and all disputes, Buyer must elect to either (i) accept the revisions to the

Disclosure Schedule delivered pursuant to clause (a) of this Section 5.25 in their entirety or (ii) terminate this Agreement.

    5.26 WORKERS' COMPENSATION. Buyer and Burr Ridge Insurance Company ("Burr Ridge") shall use reasonable efforts to establish a reasonable procedure whereby Buyer will reimburse Burr Ridge for any workers compensation claims paid by Burr Ridge after the Closing that constitute Assumed Liabilities.

                                      ARTICLE 6
                        CONDITIONS TO THE OBLIGATIONS OF BUYER

    The obligations of Buyer required to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer; PROVIDED, that no such waiver shall constitute a waiver of the Buyer's rights, or in any way relieve the Sellers of any obligation, under Article 9 hereof.

    6.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Sellers contained in Article 3 of this Agreement will be true and will be deemed to be made again as of the Closing (except for those that are made as of a certain time, which shall be true as of such time), and the covenants contained in Sections 5.3, 5.4(d)(ii) and 5.12 shall have been performed, except for changes contemplated by this Agreement and except for such failures to be true and to be performed that do not result in a Material Adverse

Effect, determined after taking into account any adjustment to the Cash Purchase Price pursuant to Section 2.5 hereof and any cure or mitigation effected by any Seller. Each obligation of the Sellers required by Article 2 or 5 of this Agreement (excluding the covenants contained in Section 5.3, 5.4(d)(ii) and 5.12) to be performed by it at or prior to the Closing will have been duly performed in all material respects at or prior to the Closing; PROVIDED, that the Sellers' obligations pursuant to Section 2.1 (other than the fourth sentence of Section 2.1(c)) hereof and 2.7(a)(iii) and (iv), to the extent the same are required to be performed on or before the Closing Date, will have been performed in full. At the Closing, Buyer will have received certificates, dated as of the Closing Date and duly executed by an executive officer of each Seller on behalf of such Seller (without personal liability to such officer), to the effect that the conditions set forth in the preceding sentences have been satisfied.

    6.2 AUTHORIZATION; CONSENTS; OTHER MATTERS. (a) All authorizations, consents, orders, permits, approvals, notices, filings, registrations and qualifications listed on Schedule 62 will have been made or obtained.

         (b) Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or have terminated.

    6.3 INSTRUMENTS OF TRANSFER. The Sellers shall have executed and delivered to Buyer each of the following: (A) Bills of Sale, General Conveyance and Assignment in the form of Exhibit A attached hereto, (B) Instruments of

Assumption in the form of Exhibit B attached hereto, (C) Deeds in the form of Exhibit D attached hereto, (D) Trademark Assignments in the form of Exhibit E attached hereto, and (E) such other instruments of transfer necessary to effect the transfer of Assets to Buyer under this Agreement, including, without limitation, documents representing the conveyance of the Special Assets, subject to obtaining the Czech Consents.

    6.4 CERTIFICATES. Each Seller will have furnished Buyer with a certificate of its respective officers reasonably satisfactory to Buyer to evidence that each of the conditions set forth in this Article 6 has been satisfied or waived, such certificates to be made without personal liability of such officer signing such certificates.

    6.5 OPINION OF COUNSEL. The Buyer shall have received from Willkie Farr & Gallagher, counsel to the Sellers, an opinion addressed to Buyer and dated as of the Closing Date in the form of Exhibit J with only such changes thereto as Buyer and Sellers shall mutually agree.

    6.6 FINANCING. The Buyer shall have obtained funding by NationsBank of the financing described in the Commitment Letter set forth on Exhibit I hereto (the "Financing").

    6.7 TITLE INSURANCE AND SURVEYS. The Buyer and NationsBank as lender shall have obtained (i) insurance policies from the title insurance company insuring the title of Buyer to (and the mortgage lien of NationsBank), and surveys to and on, the Owned Facilities and the Mullins Leasehold, subject only to Permitted Liens (for this purpose only, clause (vi)(B) of the definition of Permitted Lien shall not apply) and (ii) surveys (a) sufficient to cause the title insurance company to eliminate the general survey exceptions to such title insurance, (b) that do not disclose any Liens not already disclosed in the surveys and other matters listed in Schedule 1.1(ix) to the Disclosure Schedule, that would not be Permitted Liens under clause (iii) (x) of the definition of Permitted Liens under clause (iii)(x) of the definition of Permitted Liens, and
(c) that do not evidence any other Liens that are not Permitted Liens. The insurance policies from such title insurance company shall be in such amounts and with such endorsements as Buyer and/or NationsBank shall reasonably require including, without limitation, comprehensive endorsements, zoning endorsements, and extended coverage to the extent reasonably available. The Sellers agree to execute such documents including, without limitation, GAP indemnities (with respect to Sellers' acts only) and the other documents, if any, required to cause such title insurance company to issue such policies to the extent set forth in Schedule 6.7.

    6.8 EMPLOYMENT MATTERS. If the Buyer notifies the Sellers that has entered in arrangements which are reasonably satisfactory to the Buyer with respect to the employment of each member of the Management Group and the purchase and sale of securities of Holdings by each such member, and Buyer notifies the Sellers in writing that it has irrevocably waived its right to terminate this Agreement pursuant to
Section 8.1(h) hereof, the Buyer shall have received from each member of the Management Group executed agreements which effectuate such arrangements and each such member shall have performed the obligations that are to be performed such member prior to or at the Closing pursuant to such arrangements.

                                      ARTICLE 7
                     CONDITIONS TO THE OBLIGATION OF THE SELLERS

    The obligations of each Seller to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Sellers; PROVIDED, that no such waiver shall constitute a waiver of the Sellers, rights under Article 9 hereof, or in any way relieve the Buyer of any obligation under such article.

    7.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Buyer contained in this Agreement will be true and will be deemed to be made again as of the Closing (except for those made as of a certain date, which shall be true as of such date), except for changes contemplated by this Agreement and failures to be true that do not result in a Buyer Material Adverse

Effect. Each obligation of Buyer required by this Agreement to be performed by it at or prior to the Closing will have been dully performed in all material respects at or prior to the Closing; PROVIDED, that the Buyer's obligations in Sections 2.2, 2.7(b)(i), (ii), (iii) and (iv) will have been performed in full. At the Closing, the Sellers will have received a Certificate, dated the Closing Date and duly executed by an executive officer of Buyer (without personal liability to such officer) to the effect that the conditions set forth in the preceding sentences have been satisfied.

    7.2 AUTHORIZATION; CONSENTS. (a) All authorizations, consents, orders, permits, approvals, notices, filings, registrations and qualifications listed on
Schedule 7.2 will have been made or obtained.

         (b) Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated.

    7.3 CERTIFICATES. Buyer will have furnished the Sellers with a certificate of its officers, reasonably satisfactory to Sellers, to evidence that each of the conditions set forth in this Article 7 has been satisfied or waived such certificate to be made without personal liability of such officer signing such certificate.

    7.4 INSTRUMENTS OF ASSUMPTION. Buyer shall have executed and delivered to the Sellers each of the following: (A) Instruments of Assignment and Assumption in the form of Exhibit B hereto, and (B) such other instruments of assumption necessary to effect the assumption of the Assumed Liabilities under the Agreement.

    7.5 OPINION OF COUNSEL. The Sellers shall have received from Kirkland & Ellis, counsel to the Buyer and Holdings, an opinion addressed to the Sellers and dated as of the Closing Date in the form attached hereto as Exhibit J with only such changes as Buyer and Sellers shall mutually agree.

                                      ARTICLE 8
                                     TERMINATION

    8.1  TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

         (a)  by mutual consent of Buyer and the Sellers;

         (b) by Buyer, on or after January 31, 1995, if any condition contained n Article 6 has not been satisfied or waived;

         (c) by the Sellers, on or after January 31, 1995, if any condition contained in Article 7 has not been satisfied or waived;

         (d) by Buyer or the Sellers, if any Governmental Authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable;

         (e) by Buyer, if any condition contained in Article 6 shall, prior to the Closing, become incapable of fulfillment by January 31, 1995;

         (f) by the Sellers, if any condition contained in Article 7 shall, prior to the Closing, become incapable of fulfillment by January 31, 1995;

         (g) by Sellers if, on or before 12:00 noon on the eighth day following the date hereof, NationsBank shall not have indicated in writing to the Buyer and Sellers (i) that it has completed its business, legal and accounting due diligence relating to the Business in all material respects other than due diligence relating to appraisals), (ii) that nothing has come to its attention in the due diligence review to date which would be the basis for NationsBank to refuse to fund the loans contemplated in its commitment and (iii) that nothing expressly set forth in the term sheet for the Stockholders' Agreement as set forth in Exhibit F hereto would be the basis for NationsBank to refuse to fund the loans contemplated in its commitment;

         (h) prior to January 21, 1995, by Buyer if, on or before 12:00 noon on January 20, 1995, Buyer has not entered into arrangements reasonably satisfactory thereto in respect of the employment of each member of the Management Group (or such lesser number of members as Buyer may determine) and the purchase and sale of securities of Holdings by each such member;

         (i)  by Buyer, as provided in Section 5.25(b)(ii) hereof; or

         (j) by Sellers, if Buyer fails to deliver to Sellers the Title Reports on or before January 6, 1995.

         (k) by Sellers on or before December 30, 1994, if, regardless of the provisions of Exhibit A to the Seller Note as of the date hereof, such Exhibit A is not amended in a manner that is acceptable to Sellers, Buyer and NationsBank.

         If Buyer or the Sellers terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

    8.2  EFFECT OF TERMINATION.

         (a) Upon termination of this Agreement pursuant to Section 8.1 hereof:

              (i) this Agreement (other than this Section 8.2 and Section 5.21(b) hereof) will forthwith become null and void; and

              (ii) (A) if terminated pursuant to Section 8.1 or 8.1(e) due to the failure to fulfill the condition in Section 6.1 hereof by virtue of the breach by Sellers of any representation or warranty as of the date hereof, or the breach by Sellers of any of the covenants contained in Section 5.3, 5.4(d) (ii) or 5.12 hereof, which covenant breaches were not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers, the Buyer shall be entitled to receive from the Sellers such costs and expenses (including, without limitation, attorney's fees and costs of enforcement of this Section 8.2(a)(ii)(A)) that (v) are payable to third parties, (w) are reasonable and documented,
                   (x) are, in the case of legal fees and fees of other professionals, based on normal billing rates for actual time, (y) in any event do not in the aggregate exceed $2,500,000 (excluding any costs of enforcement of this

                   Section 8.2(a)(ii)(A)) and (z) incurred in connection with the negotiation and preparation of, the consummation of the transactions contemplated by, the termination of, or otherwise in connection with, this Agreement, PROVIDED, that Sellers shall have no obligation under this Section 8.2(a)(ii)(A) in respect of any such breaches in respect of which any Seller notified Buyer in writing on or before the later of (x) the date on which Buyer has notified Seller in writing that Buyer has irrevocably waived its right to terminate this Agreement pursuant to Section 8.1(h) hereof or (y) the date on which Buyer has irrevocably waived its right to terminate this Agreement as a result of a failure of the condition contained in Section 6.8 hereof to be fulfilled; (B) if terminated pursuant to Section 6.8 hereof to be fulfilled; (B) if terminated pursuant to Section 8.1(b) or 8.1(e) due to the breach by Sellers of any covenant contained in this Agreement (other than breaches of Sections 5.3, 5.4(d)(ii) and 5.12 hereof, which breaches were not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers), the Buyer shall be entitled to receive from the Sellers as damages, an amount (not to exceed $16 million) equal to the aggregate amount of Losses paid, suffered or incurred by Buyer, as a result of such breach; (C) if terminated pursuant to Sections 8.1(c) or 8.1(f) due to the breach by Buyer of any representation or warranty contained in this Agreement, the Sellers shall be entitled to receive from Buyer such costs and expenses (including, without limitation, attorney's fees and costs of enforcement of this Section 8.2(a)(ii)(C)) which (v) are payable to third parties (w) are reasonable and documented (x) are, in the case of legal fees and fees of other professionals, based on normal billing rates for actual time, (y) in any event do not in the aggregate exceed $2,500,000 (excluding any costs of enforcement of this Section 8.2(a)(ii)(C)) and (z) are incurred in connection with the negotiation or preparation of, the consummation of the transactions contemplated by, termination of or otherwise in connection with, this

                   Agreement; and (D) if terminated pursuant to Sections 8.1(c) or 8.1(f) due to the breach by Buyer of any covenant contained in this Agreement, the Sellers shall be entitled to receive from the Buyer as damages, an amount equal to the aggregate amount (not to exceed $16 million) of Losses paid, suffered or incurred by Seller as a result of such breach.

         (b) In addition to the foregoing, if the Sellers intentionally breach their agreement to sell the Assets pursuant to the terms of this Agreement, Buyer shall be entitled to the remedy of specific performance.

    8.3 BUYER'S KNOWLEDGE OF SELLERS' BREACH. If Seller gives Buyer or Buyer gives Seller a written notice (a "Breach Notice") prior to the Closing Date to the effect that, without regard to Condition, Seller has breached a representation or warranty in Section 3 hereof or has breached the covenants in Sections 5.3, 5.4(d)(ii) and 5.12 hereof which breaches of covenants were not authorized by any Person whose knowledge constitutes Knowledge of Seller and, notwithstanding such Breach the Closing occurs, any indemnification obligation of Sellers pursuant to Article 9 hereof relating to any breach contained in any Breach Notice shall be first satisfied by reduction of amounts due (whether in respect of principal or interest) on the Seller Note in the order of maturity and then, if not fully satisfied thereby, at Sellers' option, either by payment of cash or delivery by Culligan or its transferee to Holdings of such amount of Holdings Stock as shall be necessary to restore the shareholders of Holdings (other than Sellers and their Affiliates) to the financial position with respect to their ownership of Holdings Stock as they would have been in had such breach never occurred.

    8.4 SELLERS' RIGHT TO CURE. Notwithstanding anything to the contrary in this Agreement, if prior to or at the Closing, Seller becomes aware of any breach of any representation or warranty contained in Article 3 of this Agreement or of any covenant in Section 5.3, 5.4(d)(ii) or 5.12 hereof (whether or not Buyer provides notice of such breach), Seller may undertake, in a writing delivered to the Buyer prior to or at the Closing, to cure such breach or breaches, in which event Buyers shall have no right to terminate this Agreement pursuant to Article 8 hereof and no right to refuse to close the transaction contemplated hereby as result of such breach or breaches, and Buyer's right to be indemnified for all of such breaches, and Buyer's right to be indemnified for all of such breaches after the Closing pursuant to Article 9 hereof shall not be subject to the Minimum Claim Amount, the Basket or the limitation set forth in
Section 9.2(b); PROVIDED, that Seller's right under this Section 8.4 shall not

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apply unless (i) Losses resulting from such breaches can be cured by the payment of cash within 30 days of the Closing Date and (ii) such Losses in the aggregate are less than $7,000,0000.

                                      ARTICLE 9
                             SURVIVAL AND INDEMNIFICATION

    9.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
Notwithstanding any otherwise applicable statute of limitations, no claims, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in Article 3 or Article 4 hereof, or of any covenant contained in Sections 5.3, 5.4(d)(ii) or 5.12 hereof which breach of covenant was not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers, may be made by any party hereto unless reasonable notice of the specific basis of such claim, lawsuit or other proceeding, is given to the other party thereto in accordance with Section 9.2(c)(i) or 9.3(c)(i), as the case may be, prior to the earlier of (i) completion by the Buyer of its first full annual audit of the business and (ii) 15 months after the Closing Date, whether the claim is based on breach of contract, breach of warranty, tort, strict liability or any other legal theory (other than breaches of representations and warranties set forth in (a) Sections 3.2, 3.3 and 3.11(b) to the extent they relate to title, which shall survive to such extent for five years after the Closing Date, (b) Sections 3.7 and 3.15, which shall survive for two and one-half years after the Closing Date, (c)

Section 3.14, which shall survive for five years after the Closing Date), and
(d) Section 3.17 which shall survive for the duration of the applicable statute of limitation. No expiration of the survival of any representation or warranty shall in any way effect the survival of any other indemnity obligations contained in this Article 9, regardless of whether such indemnity obligations relate to matters also covered by such representations and warranties.

    9.2 THE SELLERS' INDEMNIFICATION. (a) If the Closing occurs, the Sellers, subject to the limitations set forth in this Article 9, will jointly and severally indemnify Buyer against and in respect of any and all Losses (a) other than Losses to the extent accounted for pursuant to this Agreement in the computation of the Final Adjustment Amount, (B) net of any Net Insurance Recovery received by the Buyer with respect to any such Losses, (C) reduced by the value of any net Tax benefit or Tax savings realized or reasonably determined to be realizable by the Buyer as a result of or related to any such Losses (including without limitation a Tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, losses and/or credits), and (D) increased by any Tax incurred or reasonably expected to be incurred by the Buyer as a result of or related to any such Losses (including without limitation any Tax related to the inclusion, if required by law, in gross income of insurance proceeds or a payment pursuant to this Section 9.2(a)), that are paid, suffered or incurred by Buyer as a result of, (i) the breach of any representation or warranty made by the Sellers in Article 3 of this Agreement (excluding any breach of the representation in Section 3.6(a) insofar as such breach relates to the prospects of the Sellers) and the breach of any covenant contained in Section 5.3, 5.4(d)(ii) or 5.12, which breach of covenant was not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers, (ii) the breach of any covenant made by the Sellers in this agreement excluding the breach of any covenant contained in Section 5.3, 5.4(d)(ii) or 5.12, which breach of covenant was not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers, or (iii) any Excluded Liability. For purposes of determining the Buyer's Losses, the value of a net Tax benefit or Tax saving or the cost of a net Tax cost (the "Tax Items") shall be determined by the Accountant of the Buyer using reasonable assumptions and methods of valuation, including the marginal United States, state, local and foreign income tax rate applicable (or reasonably expected to be applicable) to the Buyer and applying to each Tax Item a discount rate in order to compute such amount to present value equal to 10%. The Buyer will cause its Accountant to provide the Sellers reasonable opportunity to consult with such Accountant before such accountant completes its determination of the amount, value or cost of such Tax Item, and will cause such Accountant to notify the Sellers in writing promptly upon the completion of such determination, such notice (the "Determination Notice") to set forth in reasonable detail the determined amount and the method of making such determination. In the event that the Sellers shall disagree with such determination of the amount, value or cost of a Tax Item, the Sellers shall notify the Buyer in writing of such disagreement within thirty (30) days of the Sellers receipt of the Determination Notice, such notice (the "Notice of Disagreement") to set forth in reasonable detail the basis for such disagreement including the Sellers' estimate of the amount, value or cost of the subject Tax Item and the method used in arriving at such estimate. The Buyer shall provide to the Sellers such information as the Sellers shall reasonably request in preparing, or considering whether to prepare, a Notice of Disagreement. If the Sellers do not deliver a Notice of Disagreement to the Buyer within such thirty-day period, each of shall be deemed to have agreed to the determination set forth in the Determination Notice, which shall be final and binding on each of the Sellers and the Buyer. If, within thirty (30) days after receipt of the Notice of Disagreement by the Buyer (the "Consultation Period"), the Sellers and the Buyer are unable to resolve their disagreement, the Buyer, on the one hand, and the Sellers, on the other hand, shall promptly instruct their respective Accountants to select within ten (10) days of the earlier of the last day of the Consultation Period and the date on which the parties mutually acknowledge their inability to resolve their disagreement, a third such firm, which shall be one of the six major independent certified public accounting firms (the "Arbitrator"), to finally determine the amount, value of cost of the disputed net Tax Item, which determination shall be made within thirty (30) days of submission of the matter to the Arbitrator (the "Determination Period") and shall be final and binding on the Buyer and the Sellers. The Sellers and the Buyer shall each be entitled to submit during the first fifteen (15) days of the Determination Period such memoranda and analyses to the Arbitrator as they deem appropriate, and the Buyer shall make available to the Sellers and the Arbitrator all working papers, tax returns, and other documents as either shall reasonably request and that relate to the disputed Tax Item. If the Arbitrator determines that the value of the disputed net Tax benefit or Tax saving is greater than one hundred and fifteen percent (115%) of the value set forth in the Determination Notice, or the value of the disputed net Tax Cost is less than eighty-five percent (85%) of the value or amount set forth in the Determination Notice, the fees, costs and expenses of the Arbitrator shall be borne by the Buyer; otherwise the fees, costs and expenses of the Arbitrator shall be borne by the Sellers.

         (b) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Sellers pursuant to Section 9.2(a)(i) (other than Losses incurred by reason of the breach of a representation or warranty contained in Sections 3.1, 3.2, 3.3 or 3.4 or Section 3.11(b) (with respect to title only) or Section 3.17) will not exceed $27,000,000.

         (c) Subject to Section 9.2(h) below, Sellers shall have no Liability in respect of a claim for indemnification pursuant to Section 9.2(a)(i) unless
(i) notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to the Sellers during the survival period set forth in Section 9.1; (ii) each such claim resulting from the single misrepresentation or breach that forms the basis for such claim is for Losses (in the case of breaches of Section 3.7 hereof exclusive of costs of investigation and attorneys' fees) in respect of which Buyer would otherwise be entitled to be indemnified in this Article 9 (excluding
Section 9.2(c)(iii) hereof) equal to or in excess of $75,000 (the "Minimum Claim Amount"); PROVIDED, that for purposes of this clause (ii) all claims for Losses arising out of the same facts or events resulting in such misrepresentation or breach shall be treated as a single claim; and PROVIDED, FURTHER, that the Minimum Claim Amount shall not apply to any breach of Section 3.2 hereof after the aggregate of all Losses pursuant to such breaches in respect of which Buyer would otherwise be entitled to indemnification hereunder but for this clause
(ii) exceeds $250,000 in the
aggregate, and (iii) Buyer has paid, suffered or incurred Losses by reason of all breaches of the Sellers' representations and warranties, and covenants contained in Section 5.3, 5.4(d)(ii) or 5.12 which breaches were not specifically authorized by any Person whose knowledge constitutes Knowledge of Sellers in respect of which Buyer would otherwise be entitled to be indemnified under this Article 9 which Losses in the aggregate exceed
$1,200,000 (the "Basket"), after which the Sellers will be obligated to indemnify Buyer for amounts in excess of such Basket; PROVIDED, HOWEVER, that the limitations set forth in this clause (iii) shall not apply to Losses incurred by reason of a breach of a representation or warranty contained in Sections 3.1, 3.2, 3.3 or 3.4 or Section 3.11(b) (with respect to title only) or
Section 3.17.

         (d) Any payment pursuant to this Article 9, made by the Sellers to the Buyer, will be deemed an adjustment in the Cash Purchase Price.

         (e) Any claim by the Buyer for indemnification under Section 9.2 must be made in accordance with this Section 9.2.

         (f)  The rights of the Buyer under Sections 8.1, 8.2 and this Section
9.2 shall be the exclusive remedies of the Buyer with respect to breaches by the Sellers of representations and warranties or covenants contained in this Agreement, and, subject to Section 8.3 hereof, such rights shall not be impaired, reduced or affected in any respect by any investigation conducted by the Buyer prior to Closing (even if the Buyer knew or had reason to know of a breach hereunder at the time of Closing).

         (g) In the event that the Sellers are obligated to indemnify the Buyer pursuant to this Article 9, the Sellers will, upon payment of such indemnity, be subrogated to all rights of the Buyer with respect to claims to which such indemnification relates.

         (h) For purposes of determining whether an event described in Section 9.2(a)(i) has occurred, (x) any requirement in any representation or warranty that an event or fact by material or have a Material Adverse Effect in order for such event or fact to constitute a misrepresentation or breach of such warranty (a "Materiality Condition") shall be ignored, and if each of the claims for indemnification for misrepresentations or breaches of warranty that are subject to the Minimum Claim Amount exceeds the Minimum Claim Amount (determined as provided in the provisos in Section 9.2(c)(ii) hereof), and the aggregate of all such claims exceeds the Basket, in each case ignoring all Materiality Conditions, the Buyer shall be indemnified in accordance with Article 9 hereof and (y) the exceptions to the representations and warranties made in Section
3.14 herein, which exceptions (A) are set forth on the Phase I Environmental Assessment and (B) are not described in Schedule 1.1(iv), shall be ignored.

         (i) Anything in this Agreement to the contrary notwithstanding, to the extent any Liability of Buyer indemnified by Sellers hereunder includes lost profits or consequential damages of Buyer, such Liability shall be first satisfied by reduction of amounts due (whether in respect of principal or interest) on the Seller Note in the order of maturity and then, if not fully satisfied thereby, at Sellers' option, either by payment of cash or delivery to Holdings by Culligan or its transferee of such amount of Holdings Stock as shall be necessary to restore the shareholders of Holdings (other than Sellers and their Affiliates) to the financial position with respect to their ownership of Holdings Stock as they would have been in had such lost profits or consequential damages never been incurred.

    9.3 BUYER'S INDEMNIFICATION. (a) If the Closing occurs, the Buyer, subject to the limitations set forth in this Article 9, will indemnify the Sellers against and in respect of any and all Losses including, without limitation, those arising under Environmental Requirements, net of any Net Insurance Recovery received by the Sellers with respect to any such Losses, reduced by the value of any net Tax benefit or Tax savings realized or reasonably determined to be realizable by the Sellers as a result of or related to any such Losses (including without limitation a Tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, losses and/or credits) and increased by any Tax incurred or reasonably expected to be incurred by the Sellers as a result of or related to any such Losses (including without limitation any Tax related to the inclusion, if required by law, in gross income of insurance proceeds or a payment pursuant to this Section 9.3(a)), that are paid, suffered or incurred by the Sellers as a result of (i) the breach of any representation or warranty made by the Buyer in Article 4 of this Agreement, (ii) the breach of any covenant made by Buyer in this Agreement, (iii) any Assumed Liability, or
(iv) the operations of the Business after the Closing Date. For purposes of determining the Seller's Losses, the value of a net Tax benefit or Tax saving or the cost of a net Tax cost shall be determined by the Accountant for the Sellers, using the assumptions and methods described in Section 9.2(a) and subject to the procedures described therein).

         (b) Notwithstanding anything to the contrary in this Agreement, the aggregate Liability of the Buyer pursuant to Section 9.3(a)(i) (other than Losses incurred by reason of the breach of a representation or warranty contained in Sections 4.1, 4.2, 4.6, 4.7 or 4.8), will not exceed $27,000,000.

         (c) Buyer shall have no Liability in respect of a claim for indemnification pursuant to Section 9.3(a)(i) unless (i) notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to the Buyer during the survival period set forth in Section 9.1, (ii) each such claim resulting from the single misrepresentation or breach that forms the basis for such claim is for Losses equal to or in excess of $75,000; PROVIDED, that for purposes of this clause
(ii) all claims for Losses arising out of the same facts or events resulting in such misrepresentations or breach shall be treated as a single claim; and (iii) the Sellers have paid, suffered or incurred Losses by reason of all breaches of the representations and warranties of Buyer in respect of which the Sellers would otherwise be entitled to be indemnified under this Article 9 which Losses in the aggregate exceed $1,200,00, after which the Buyer will be obligated to indemnify the Sellers for amounts in excess of $1,200,000; PROVIDED, that the limitations set forth in clause (iii) shall not apply to Losses incurred by reason of a breach of a representation or warranty contained in Sections 4.1, 4.2, 446, 4.7 or 4.8.

         (d) Any payment pursuant to this Article 9, made by Buyer Indemnitors to the Sellers will be deemed an adjustment in the Cash Purchase Price.

         (e) Any claim by the Sellers for indemnification under Section 9.3 will be made in accordance with this Section 9.3.

         (f) The rights of the Sellers under Sections 5.21(b), 8.1, 8.2 and this Section 9.3 will be the exclusive remedy of the Sellers with respect to breaches by Buyer of representations and warranties or covenants contained in or made pursuant to this Agreement.

         (g) In the event that the Buyer is obligated to indemnify the Sellers pursuant to this Article 9, Buyer will, upon payment of such indemnity, be subrogated to all rights of the Sellers with respect to claims to which such indemnification relates.

    9.4 CLAIMS BY THIRD PARTIES. If a party to this Agreement seeks indemnity hereunder with respect to a claim by a third party:

         (a) For the purposes of this Section 9.4 "Third Party Claim" means any demand which has been made on, or communicated in writing to Buyer, Holdings or Sellers on behalf of, any Person (other than Buyer, Holdings or Sellers) which, if maintained or enforced, might result in a claim for indemnification under Section 9.2 or
              9.3 of this Agreement.

         (b) Promptly upon receipt by Buyer, Holdings or Sellers (referred to in this Section 9.4 as the "Indemnitee") of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from another party to this Agreement (referred to in the context of this Section 9.4 as the "Indemnitor"), the

              Indemnitee shall forthwith give notice to that effect to the Indemnitor; PROVIDED, HOWEVER, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any liability or obligation hereunder unless (and then solely to the extent) the Indemnitor hereby is damaged.

         (c) The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Section 9.4(b) to assume the control of the defense, compromise or settlement of the Third Party Claim, PROVIDED, HOWEVER, that the Indemnitor shall not have the right to assume the defense of any claim giving rise to Losses with respect to which the Indemnitor is not obligated to provide full indemnification under this Article 9 unless there is a reasonable likelihood that the portion of such Losses for which the Indemnitor has an obligation to provide indemnification hereunder exceeds the portion of such Losses for which the Indemnitor has an obligation to provide indemnification hereunder. Neither the Indemnitor nor the Indemnitee shall make any settlement of any claim which would give rise to Liability on the part of the other party under this Article 9 without the prior written consent of such party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that (i) an Indemnitee may withhold consent (and such withholding of consent shall be deemed reasonable) to any settlement either involving the imposition of equitable remedies or leaving unsettled related claims for equitable remedies, (ii) the consent of the Indemnitor shall not be required with respect to any settlement if (A) the sum of Losses theretofore paid by the Indemnitor would equal or exceed Twenty-Seven Million Dollars ($27,000,000.00) (if such claim is subject to the provisions of Section 9.2(b) or 9.3(b), as the case may be), and (B) the Indemnitor shall have received a written statement reasonably satisfactory to it of the Indemnitee's legal counsel to the effect that the Indemnitee's Liability with respect to the Third Party Claim for which such settlement is proposed may reasonably be expected to equal aor exceed the Indemnitor's aggregate indemnification obligations hereunder with respect to the settlement of any claim hereunder shall constitute an acknowledgment by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim subject to the limitations set forth in this Section 9.4. Whenever the Indemnitee or the Indemnitor receives a firm offer to settle a claim for which indemnification may be sought under this Article 9, it shall promptly notify the other of such offer. If the Indemnitor refuses to accept such offer within 10 Business Days after receipt of such offer (or notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the Indemnitor's indemnity contained in this Article 9, the Indemnitee shall be indemnified pursuant to the terms hereof. If the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept such offer, but the Indemnitee refuses to accept such offer within 10 Business Days after receipt of such notice, the Indemnitee may continue the contest of such claim and, in such event, the total maximum Liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim shall be limited and shall not exceed an amount determined with reference to the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to (but not from and after) the date of notice that the Indemnitor desires to accept such offer adjusted as provided in Sections 9.2(a) and 9.3(a) above, PROVIDED, that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies. The Indemnitor shall not be liable for any settlement of any action to which it is entitled to consent hereunder and which is effected without its consent (unless such consent is unreasonably withheld), but if settled without the Indemnitor's consent pursuant to the terms hereof, the Indemnitor agrees to indemnify and hold harmless the Indemnitee form and against any Losses or Liability by reason of such settlement or judgment, subject to the limitations of such obligation set forth herein. The indemnification required by this Article 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Loss or Liability is incurred.

         (d) Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defense, compromise or settlement of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection therewith, the indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information and witnesses under Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defense, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation.

         (e) The final determination of such Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitee hereunder.

         (f) Should the Indemnitor fail to give notice to the Indemnitee as provided in clause (c) hereof or in the event the Indemnitor declines to undertake the defense of any such claim, action or proceeding when first notified thereof, (i) the Indemnitee may defend against (at the Indemnitor's cost and expense), or enter into any settlement with respect to, the matter in any manner it may deem appropriate and (ii) the Indemnitee shall keep the Indemnitor reasonably advised as to the current status and progress thereof.

         (g) In the event the Indemnitor undertakes the defense of any such claim, action or proceeding, the Indemnitee shall nevertheless be entitled to participate in (but not direct) the defense thereof with counsel of its own choice and at its own expense, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof.

         (h) If the Indemnitee subsequently recovers all or part of the Third Party Claim from any other Person legally obligated to pay the claim, the Indemnitee shall forthwith repay to the Indemnitor the amounts recovered up to an amount not

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              exceeding the payment made by the Indemnitor to the Indemnitee by way of indemnity.

    9.5  ENVIRONMENTAL IDENTIFICATION PROCEDURES.

         (a) Notwithstanding anything in this Agreement to the contrary, the indemnification procedures sin this Section 9.5 shall apply to any claim for indemnification arising from or relating to Environmental Requirements, including without limitation, claims for indemnification pursuant to subsection
(xi) of the definition of Excluded Liabilities, the matters contemplated by
Section 5.24(b) hereof and claims for indemnification with respect to a breach of the representations and warranties set forth in Section 3.14.

         (b) (i) Any claim for indemnification that is subject to the indemnification procedures set forth in this section, as described in
    Section 9.4) shall be governed by the procedures set forth in Section 9.4. Any Onsite Remedial Action associated with such Third Party Claim shall additionally be subject to the procedures set forth in Sections 9.5(b)(ii) below (it being understood that any inconsistencies between Section 9.4 and Section 9.5(b)(ii) with respect to such Onsite Remedial Action shall be resolved in favor of the provisions set forth in Section 9.5(b)(ii)).

              (ii) Any claim for indemnification that is subject to the indemnification procedures set forth in this section, as described in

    Section 9.5(a) above, that does not arise form a Third Party Claim is hereinafter defined as a "Direct Claim," and shall be subject to the following procedures:

              (A) To make a Direct Claim for indemnification under this section, Buyer shall notify Sellers of the claim in writing promptly after learning of the existence of such claim, which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such claim; PROVIDED, THAT the failure to so notify Sellers shall not relieve Sellers of their obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which Sellers are obligated to be greater than such Losses would have been had the Buyer given Sellers prompt notice hereunder. Such notice shall be deemed given and Sellers shall be deemed to have assumed Principal Management with respect to the matters set forth on Schedule 1.1(iv) that are designated with an asterisk.

              (B)  (1)  Upon assertion of a Direct Claim or the Onsite Remedial
                        Action associated with a Third Party Claim, Sellers shall be entitled to assume Principal Management of the subject matter of the Direct Claim or the Onsite Remedial Action. To assume Principal Management, Sellers must notify Buyers within thirty days (or such other period as the parties may agree to in writing) of said notice that they intend to assume Principal Management. To assume Principal Management, Sellers must also in such notice first acknowledge in writing that they will undertake sole or principal responsibility for the Direct Claim or Onsite Remedial Action, subject to Sellers' right to rescind such acknowledgment upon its reasonable determination, and upon prompt written notice to Buyer (a "Denial Notice") that it does not bear sole or principal liability for under this agreement the Direct Claim or Onsite Remedial Action. If Sellers have elected to assume Principal Management, they shall no longer be entitled to issue a Denial Notice after the Sellers have committed to a Governmental Authority to the expenditure of any material costs in respect of the Onsite Remedial Action. In the event Sellers either elect not to undertake Principal Management or provide Buyer with a Denial Notice, Buyer shall assume Principal Management of the subject matter of the Direct Claim or the Onsite Remedial Action. Any acknowledgment of sole or principal responsibility by Sellers shall be without prejudice to any Sellers' rights to seek indemnity or contribution from any third parties.

                   (2) The Party not exercising Principal Management with respect to a particular claim shall be entitled, at its sole cost and expense, to reasonably participate in the management of such Direct Claim or Onsite Remedial Action. Such participation shall include, without limitation: (i) receiving copies of all reports, work plans and analytical data submitted to governmental agencies, all notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing to the Direct Claim or Onsite Remedial Action, and notices of material meetings;
                        (ii) the opportunity to attend and participate in such material meetings; and (iii) the right of reasonable consultation with the party exercising Principal Management. The party exercising Principal Management in respect of a matter, prior to taking any action to effect an Onsite Remedial Action, shall, unless not practicable in view of exigent circumstances, prepare a written paid describing the details of such action ("Remedial Plan") and provide the other party with copies of the Remedial. Within 30 days of the date that the Remedial Plan is provided, the party receiving the

                        Remedial Plan shall notify the party that provided the Remedial Plan, in writing, if it believes that the Remedial Plan is not in conformity with the standards set forth in this Section 9.5 and shall provide a detailed explanation of the reasons for its conclusions. The parties shall negotiate in good faith any dispute arising form the Remedial Plan and attempt to resolve any differences within twenty (20) days. If they are unable to resolve their differences within that time period, the matter shall be submitted to arbitration as provided in Section 9.5(b)(ii)(D). Any material change to the Remedial Plan shall be treated as a new Remedial Plan subject to the procedures set forth in this paragraph. Any costs incurred by either party pursuant to this paragraph where the other party is exercising Principal Management shall not be applied to the Basket or the Minimum Claim Amount.

                   (3) In the event they undertake Principal Management of any matter, Sellers shall, upon reasonable notice to Buyer, have reasonable access to the subject facility of Buyer. Sellers shall undertake all activities that it conducts or coordinates hereunder in a manner which does not unreasonably interfere with the day-to-day operation of such facility of Buyer.

                   (4) The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable Governmental Authorities. The parties agree to reasonably cooperate with one another in connection with addressing any Direct Claim or Onsite Remedial Action. Either party make take such action as is reasonable under the circumstances to respond to an actual or threatened emergency or imminent endangerment situation arising from a Direct Claim or Onsite Redial Action, and if such action is taken by the party that has not undertaken Principal Management for such Direct Claim or Onsite Remedial Action hereunder, the costs of such action shall be included as part of the Direct Claim or Onsite Remedial Action.

              (C) The adequacy of any Onsite Remedial Action with respect to a Third Party Claim or a Direct Claim shall be evaluated using the following criteria. Such Onsite Remedial Action shall be deemed adequate for purposes of satisfying the obligations hereunder to the extent such Onsite Remedial
                   Action:

                   (1) Attains compliance in a reasonably cost-effective manner with applicable Environmental Requirements, including without limitation, all action levels or cleanup standards promulgated thereunder, and any lawful order or directive of an appropriate Governmental Authority

                        (subject to Sellers' right to challenge or negotiate the appropriateness or scope of such order in good faith and in compliance with law); and

                   (2) Interferes to the least extent reasonably practicable with the operation at the affected property; PROVIDED, that for purposes of this sentence, a determination of what is "reasonably practicable" shall include an evaluation of the relative costs and benefits of proposed Onsite Remedial Actions.

                   An Onsite Remedial Action shall not be required to render any affected Owned or Leased Facility suitable for use beyond use as an industrial property, PROVIDED, HOWEVER, that an Onsite Remedial Action shall meet all lawful requirements imposed by a Governmental Authority. Except with respect to indemnification obligations of Sellers arising from a breach of the representations of Sellers arising from a breach of the representations and warranties of this Agreement relating to Environmental Requirements,

                   Sellers' indemnification obligations shall include all increases in the cost of an Onsite Remedial Action arising out of changes in Environmental Requirements after the Closing Date, until the completion of an Onsite Remedial Action.

              (D) If, after Sellers have elected to assume Principal Management of a Direct Claim or the Onsite Remedial Action associated with a Third Party Claim, a dispute arises with respect to the management, investigation or remediation of such Direct Claim or Onsite Remedial Action, the parties agree to negotiate in good faith in an attempt to resolve such dispute In the event (1) such dispute cannot be resolved within twenty days of written notice of a dispute (or such shorter period as exigent circumstances may warrant) or (2) a dispute arises in connection with the procedure described in Section 5.24(b) hereof, the parties shall select within fourteen days thereafter (or such shorter period as exigent circumstances may warrant) a mutually satisfactory technical consultant, lawyer, or other person (the "Environmental Arbitrator"), who shall review the information relevant to the dispute provided by the parties and within thirty days (or such shorter period as exigent circumstances may warrant, render a decision binding upon the parties hereto irrespective of whether either party contests or participates in the dispute resolution. Any fees charged by the Environmental Arbitrator shall be allocated as determined by the Environmental Arbitrator between Buyer and Sellers. In making this determination, the Environmental Arbitrator shall be bound by the standards set forth in this Section 9.5 and, in the case of a dispute in respect of the matters covered by Section 5.24(b),
                   Section 9.5 and Section 5.24(b). If an Environmental Arbitrator cannot be agreed upon within the aforesaid period, the parties shall direct the Center for Public Resources, New York, New York, to immediately provide a list of six potential arbitrators. From the list provided, each party shall have the opportunity to strike one name, and the

                   Center for Public Resources shall appoint the Environmental Arbitrator from the remaining names. The final determination of the Environmental Arbitrator shall be final and binding on the parties and there shall be no appeal from or reexamination of such final determination, except for fraud, perjury, evident partiality or misconduct by the Environmental Arbitrator prejudicing the rights of any party, and to correct manifest clerical errors. Buyer and Sellers may enforce any final determination of the Environmental Arbitrator in any court of competent jurisdiction.

                                      ARTICLE 10
                                    MISCELLANEOUS

    10.1 EXPENSES.  Except as expressly otherwise provided in Sections 5.10 and
8.2 of Article 9 hereof, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by Buyer with respect to Buyer and will be paid by the Sellers with respect to the Sellers.

    10.2 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.

    10.3 NOTICES. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given:

         (a) if delivered by hand to an officer or agent of such party at its address given below;

         (b) if delivered by an overnight commercial courier (such as Federal Express); or

         (c) if delivered by telecopier transmission, to such party at its address given below.

The address of each party for the purposes of this Agreement is as follows:

         If to the Sellers:

              McGregor Corporation
              c/o Astrum Management Corp.
              372 Washington Street
              Wellesley, Massachusetts  02181
              Attention:  Mr. Joseph Dempsey

              McGregor Corporation
              600 Madison Avenue
              11th Floor
              New York, New York  10022
              Attention:  Jacob Hollander, Esq.
              Facsimile:  (212) 307-8115
         with a copy to:

              Willkie Farr & Gallagher
              One Citicorp Center
              153 East 53rd Street
              New York, New York  10022
              Attention:  Laurence D. Weltman, Esq.
              Facsimile:  (212) 821-8111

         If to Buyer:

              Anvil Knitwear, Inc.
              c/o Vestar Capital Partners
              245 Park Avenue
              New York, New York  10167
              Attention:  Daniel W. Miller
              Facsimile:  (212) 808-4922

         with a copy to:

              Kirkland & Ellis
              655 Fifteenth Street, N.W., Suite 1200
              Washington, D.C.  20005
              Attention:  Jack M. Feder
              Facsimile:  (202) 879-5200

Each party shall by notice to the other change its address for notice whenever its existing address or facsimile number for notice changes.

    10.4 ASSIGNMENT. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned to any party hereto without the prior written consent of the other party except that Buyer may, without the consent of the Sellers, assign Buyer's rights and interest under this Agreement in connection with acquisition financing necessary to affect the transactions contemplated hereunder, PROVIDED, FURTHER, that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement. Notwithstanding anything to the contrary contained in this Section 10.4, any assignment of Buyer's rights and interests under this Agreement shall not relieve Buyer of any of its liabilities or obligations hereunder.

    10.5 ENTIRE AGREEMENT. This Agreement shall be of no force or effect until executed and delivered by each of the parties hereto. This Agreement and the documents contemplated hereby (which documents are not a part of or incorporated by reference into this Agreement) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto (other than the Confidentiality Agreement, which will terminate at the Closing). There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby other than those expressly set forth herein.

    10.6 AMENDMENT; WAIVER. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

         (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which will be deemed an original.

    10.8 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York and the laws of the United States applicable therein (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

    10.9 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Sellers and Buyer will use their reasonable efforts to substitute one or more legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or enforceable in any respect.

    10.10 CONSENT TO JURISDICTION. Buyer and each Seller hereby submit to the exclusive jurisdiction of the courts of the State of New York solely in respect of the interpretation enforcement of the provisions of this Agreement and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or the Sellers mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in
Section 10.3 hereof.

    10.11 THIRD PERSON BENEFICIARIES. This Agreement is not intended to confer any other Person any rights or remedies hereunder.

    10.12 REPRESENTATIONS AND WARRANTIES; SCHEDULES. Neither the specification of any dollar amount in the representations and warranties set forth in Article 3 nor the provisions of Article 8 nor the indemnification provisions of Article 9 nor the inclusion of any items in any Schedule to this Agreement will be deemed to constitute an admission by the Sellers or Buyer, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. The inclusion of any item on any Schedule to the Disclosure Schedule shall in no way be deemed an acknowledgment of Sellers that the representation and warranty to which such Schedule relates (or any other representation or warranty in the Agreement) would not be true without such inclusion.

    10.13 ARBITRATION. Buyer and each Seller agree that the resolution of any dispute arising under or in connection with this Agreement within the relevant time period, if any, stated in Article 9 shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and, subject to Section 10.10 hereof, judgment upon the award rendered by the arbitrator(s) may be enforced in any court having jurisdiction thereof. The parties shall pay the expenses of their own representative, if any, and shall share equally all other costs of the Arbitration, including the arbitrator's fees and expenses. The arbitrator(s) shall award all legal fees, costs, and expenses related to the Arbitration to the party the arbitrator(s) determine to be the prevailing party. The Arbitration shall be held in New York City.

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                        McGREGOR CORPORATION


                                        By:
                                           -----------------------------------
                                             Name:     Joseph J. Dempsey, Jr.
                                             Title:    President



                                        WINSTON MILLS, INC.


                                        By:
                                           -----------------------------------
                                             Name:     Joseph J. Dempsey, Jr.
                                             Title:    Vice President



                                        ANVIL KNITWEAR (DEL.), INC.


                                        By:
                                           -----------------------------------
                                             Name:     Joseph J. Dempsey, Jr.
                                             Title:    Executive Vice President



                                        ANVIL KNITWEAR, INC.


                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:



                                        ANVIL HOLDINGS, INC.


                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT A

                           GENERAL CONVEYANCE, BILL OF SALE
                                    AND ASSIGNMENT

    THIS GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT, dated as of January _ , 1995 from McGREGOR CORPORATION, a New York corporation, and WINSTON MILLS, INC., a Delaware corporation (together, the "Sellers"), with respect to the Anvil Knitwear division of McGregor Corporation ("Anvil Division"), to ANVIL KNITWEAR, INC., a Delaware corporation (together with its successors and assigns, the "Buyer"), is delivered pursuant to Sections 2.1 and 6.3 of that certain Asset Purchase Agreement, dated December 1 1994 (the "Asset Purchase Agreement"), by and among Sellers, Anvil Knitwear (Del.), Inc., Anvil Holdings, Inc. and Buyer. Defined terms used herein without definition have the meanings assigned to such terms in the Asset Purchase Agreement.

    KNOW ALL PERSONS BY THESE PRESENTS that, pursuant to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, the receipt and sufficiency of which are hereby acknowledged by Sellers, Sellers hereby jointly and severally sell, transfer, assign, convey and deliver to Buyer forever all of Sellers, right, title and interest in and to the Assets.

    TO HAVE AND TO HOLD the same unto Buyer forever. Sellers hereby constitute and appoint Buyer the true and lawful attorney or attorneys of Sellers, with full power of substitution, in the name of Buyer or in the name of Sellers, but by and on behalf of and for the sole benefit of Buyer, to demand and receive from time to time any and all of the Assets and from time to time to institute and prosecute, in the name of Sellers or otherwise on behalf of Sellers, any and all proceedings at law, in equity or otherwise which Buyer may deem necessary or desirable in order to receive, collect, assert or enforce any right, title, benefit or interest of any kind in or to the Assets and to defend and compromise any and all actions, suits or proceedings in respect thereof and to do all such acts and things and execute any instruments in relation thereto as Buyer shall deem advisable. Without limitation of any of the foregoing, Sellers hereby authorize any authorized representative of Buyer to endorse or assign any instrument, contract or chattel paper relating to the Assets. Sellers agree that the foregoing appointment made and coupled with an interest and shall be irrevocable by Sellers.

    All of the terms and provisions of this General Conveyance, Bill of Sale and Assignment will be binding upon Sellers and their successors and assigns and will inure to the benefit of Buyer; PROVIDED, that nothing in this General

Conveyance, Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon or give to any Person, firm, partnership, corporation or other entity other than Buyer any rights or remedies under or by reason of this General Conveyance, Bill of Sale and Assignment.

                                     - 149 -